Exhibit 10.7

EXECUTION COPY

CREDIT AGREEMENT

Dated as of July 11, 2007

among

BE FOODS INVESTMENTS, INC.,

as Borrower,

THE LENDERS

FROM TIME TO TIME PARTY HERETO,

UBS AG, STAMFORD BRANCH,

as Administrative Agent

and

UBS SECURITIES LLC,
as Sole Lead Arranger and Sole Book Running Manager

i

5.13. CORPORATE STRUCTURE; CAPITAL STOCK, ETC.	50
5.14. GOVERNMENTAL REGULATIONS, ETC.	50
5.15. PURPOSE OF LOANS	51
5.16. ENVIRONMENTAL MATTERS	51
5.17. INTELLECTUAL PROPERTY	52
5.18. SOLVENCY	52
5.19. INVESTMENTS	52
5.20. DISCLOSURE	52
5.21. BROKERS’ FEES	52
5.22. LABOR MATTERS	52
5.23. SENIORITY	52

SECTION VI AFFIRMATIVE COVENANTS	53
6.1. INFORMATION COVENANTS	53
6.2. PRESERVATION OF EXISTENCE AND FRANCHISES	56
6.3. BOOKS AND RECORDS	56
6.4. COMPLIANCE WITH LAW	56
6.5. PAYMENT OF TAXES AND OTHER CLAIMS	56
6.6. INSURANCE	57
6.7. MAINTENANCE OF PROPERTY	57
6.8. USE OF PROCEEDS	57
6.9. AUDITS/INSPECTIONS	57

SECTION VII NEGATIVE COVENANTS	58
7.1. INDEBTEDNESS	58
7.2. LIENS	59
7.3. NATURE OF BUSINESS	62
7.4. CONSOLIDATION, MERGER, DISSOLUTION, ETC.	62
7.5. ASSET DISPOSITIONS	63
7.6. INVESTMENTS	64
7.7. RESTRICTED PAYMENTS	66
7.8. OTHER INDEBTEDNESS	67
7.9. TRANSACTIONS WITH AFFILIATES	67
7.10. LIMITATION ON RESTRICTED ACTIONS	68
7.11. SALE LEASEBACKS	69

SECTION VIII EVENTS OF DEFAULT	69
8.1. EVENTS OF DEFAULT	69
8.2. ACCELERATION; REMEDIES	71

SECTION IX AGENCY PROVISIONS	72
9.1. APPOINTMENT, POWERS AND IMMUNITIES	72
9.2. RELIANCE BY ADMINISTRATIVE AGENT	73
9.3. DEFAULTS	73
9.4. RIGHTS AS A LENDER	73
9.5. INDEMNIFICATION	74

ii

9.6. NON-RELIANCE ON ADMINISTRATIVE AGENT AND OTHER LENDERS	74
9.7. SUCCESSOR ADMINISTRATIVE AGENT	74

SECTION X MISCELLANEOUS	75
10.1. NOTICES	75
10.2. RIGHT OF SET-OFF; ADJUSTMENTS	76
10.3. BENEFIT OF AGREEMENT	77
10.4. NO WAIVER; REMEDIES CUMULATIVE	80
10.5. EXPENSES; INDEMNIFICATION	81
10.6. AMENDMENTS, WAIVERS AND CONSENTS	82
10.7. COUNTERPARTS	84
10.8. HEADINGS	84
10.9. SURVIVAL	84
10.10. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE	84
10.11. SEVERABILITY	85
10.12. ENTIRETY	85
10.13. BINDING EFFECT; TERMINATION	85
10.14. CONFIDENTIALITY	86
10.15. SOURCE OF FUNDS	87
10.16. REGULATION D	87
10.17. CONFLICT	87
10.18. USA PATRIOT ACT	87

SCHEDULES

Schedule 2.1(a)	Lenders
Schedule 5.9	Litigation
Schedule 5.12	ERISA
Schedule 5.13A	Corporate Structure
Schedule 5.13B	Subsidiaries
Schedule 5.22	Labor Matters
Schedule 7.1	Indebtedness
Schedule 7.2	Liens
Schedule 7.6	Investments
Schedule 7.9	Affiliate Transactions

EXHIBITS

Exhibit 2.1(b)	Form of Notice of Borrowing
Exhibit 2.1(f)	Form of Term Note
Exhibit 3.2	Form of Notice of Extension/Conversion
Exhibit 4.1(e)	Form of Solvency Certificate
Exhibit 4.1(f)	Form of Closing Certificate
Exhibit 6.1(c)	Form of Officer’s Compliance Certificate
Exhibit 10.3(b)	Form of Assignment and Acceptance

iii

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of July 11, 2007 (the “CREDIT AGREEMENT”), is by and among BE FOODS INVESTMENTS, INC., a Delaware corporation (the “BORROWER”), the Lenders (as defined herein), UBS SECURITIES LLC (“UBSS”), as Sole Lead Arranger (in such capacity, the “ARRANGER”) and Sole Book Running Manager, and UBS AG, STAMFORD BRANCH, as Administrative Agent for the Lenders (in such capacity, the “ADMINISTRATIVE AGENT” and, together with the Arranger, the “AGENTS”).

W I T N E S S E T H

1.             The Borrower intends to pay to its Equity Investors (as defined herein) a dividend (the “DISTRIBUTION”) funded directly from the proceeds of the Term Loans (as defined herein).

2.             In order to finance the Distribution and to pay related fees, commissions and expenses, the Borrower has requested that the Lenders, the Arranger and the Administrative Agent enter into this Credit Agreement in order to make available to the Borrower the credit facility described herein (the “CREDIT FACILITY”) on the terms and conditions hereinafter set forth, consisting of a $310,000,000 term loan facility to be issued at a 1% discount.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION I

DEFINITIONS

1.1. DEFINITIONS.

As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“ACQUIRED NON-CORE ASSET DISPOSITION” means an Asset Disposition of Property acquired after the Closing Date in an Acquisition, provided that (i) such Asset Disposition is consummated within 540 days following the date of the related Acquisition and (ii) the aggregate fair market value of the Property subject to such Asset Disposition (or series of related Asset Dispositions) is less than 10% of the aggregate cash purchase price of such Acquisition; provided, however, that the term “Acquired Non-Core Asset Disposition” shall not include any Asset Disposition which is an “Asset Sale” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

“ACQUISITION”, by any Person, means the acquisition by such Person of at least a majority of the Capital Stock or all or substantially all of the Property or a line of business or division of another Person, whether or not such acquisition involves a merger or consolidation by the acquiring Person with or into the acquired Person.

“ADDITIONAL ASSETS” means (i) any property, plant or equipment or other assets or capital expenditures used in the same or substantially similar line of business to that conducted by the Consolidated Parties on the Closing Date (or any reasonable expansion thereof or any business reasonably ancillary or complementary thereto) or that replace the assets that were the subject of the Asset Disposition; (ii) the Capital Stock of a Person that becomes a Subsidiary of the Borrower as a result of the acquisition of such Capital Stock by the Borrower or another of its Subsidiaries; or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Subsidiary of the Borrower; provided, however, that any such Subsidiary described in clause (ii) or (iii) above is primarily engaged in the same or substantially similar line of business to that conducted by the Consolidated Parties on the Closing Date (or any reasonable expansion thereof or any business reasonably ancillary or complementary thereto) or replaces the assets that were the subject of the Asset Disposition.

“ADJUSTED BASE RATE” means, with respect to Term Loans which are Base Rate Loans, the Base Rate plus the Applicable Percentage.

“ADJUSTED EURODOLLAR RATE” means, with respect to Term Loans which are Eurodollar Loans, the Eurodollar Rate plus the Applicable Percentage.

“ADMINISTRATIVE AGENT” shall have the meaning assigned to such term in the heading hereof, together with any successors or assigns.

“ADMINISTRATIVE AGENT’S FEE LETTER” means that certain fee letter agreement, dated June 15, 2007, among UBS Loan Finance LLC, UBSS and the Borrower, as amended, modified, restated or supplemented from time to time.

“AFFILIATE” means, with respect to any Person, any other Person (i) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or (ii) directly or indirectly owning or holding ten percent (10%) or more of the Capital Stock in such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“AGENTS” has the meaning set forth in the preamble to this Credit Agreement.

“APPLICABLE LENDING OFFICE” means, for each Lender, the office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower by written notice as the office by which its Eurodollar Loans are made and maintained.

“APPLICABLE PERCENTAGE” means, for purposes of calculating the applicable interest rate for any day for any Term Loan, in the case of Eurodollar Loans and Base Rate Loans, the appropriate applicable percentage corresponding to the period in which such day occurs, as set forth below:

Period	Base Rate Loans	Eurodollar Loans

July 11, 2007 – December 27, 2008	3.50%	4.50%

December 28, 2008 – December 26, 2009	4.00%	5.00%

December 27, 2009 and thereafter	4.50%	5.50%

“APPLICATION PERIOD” means, in respect of the Net Cash Proceeds of any Asset Disposition, the period of 365 days following the consummation of such Asset Disposition.

“APPROVED FUND” means (a) with respect to any Lender, a CLO managed or administered by such Lender or by an Affiliate of such Lender and (b) with respect to any Lender that is a fund which as its primary business invests in bank loans and similar extensions of credit, any other fund that as its primary business invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“ARRANGER” shall have the meaning assigned to such term in the heading hereof, together with any successors or assigns.

“ASSET DISPOSITION” means any disposition (including pursuant to a Sale and Leaseback Transaction) by a Consolidated Party of any or all of the Property (including without limitation the Capital Stock of a Subsidiary) of any Consolidated Party whether by sale, lease, licensing, transfer or otherwise, other than pursuant to any Involuntary Disposition; provided, however, that the term “Asset Disposition” (i) shall not be deemed to include any Equity Issuance and (ii) shall be deemed to include any “Asset Sale” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

“ASSET DISPOSITION OFFER” means a notice delivered to the Administrative Agent stating:

(i)           that an Asset Disposition requiring an Asset Disposition Offer pursuant to Section 7.5 has occurred and that each Lender has the right to require the Borrower to prepay such Lender’s Loans pursuant to such Section;

(ii)          the circumstances and relevant facts regarding such Asset Disposition;

(iii) the Asset Disposition prepayment date (which shall be no earlier than 30 days nor later than 90 days from the date such notice is delivered) (the “ASSET DISPOSITION PREPAYMENT DATE”);

(iv)        that Lenders electing not to have any Loans prepaid pursuant to an Asset Disposition Offer will be required to notify the Administrative Agent prior to the close of business on the third Business Day preceding the Asset Disposition Prepayment Date; and

(v)           that Lenders will be entitled to withdraw their election to require the Borrower to prepay their Loans; provided that the Administrative Agent receives, not later than the close of business on the Business Day immediately preceding the last day of the offer period, a notice setting forth the name of the Lender, the principal amount of Loans tendered for prepayment, and a statement that such Lender is withdrawing its election to have such Loans prepaid.

“ASSET DISPOSITION PREPAYMENT DATE” shall have the meaning assigned to such term in the definition of Asset Disposition Offer.

“ASSIGNMENT AND ACCEPTANCE” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of each party whose consent is required by Section 10.3(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 10.3(b), or any other form approved by the Administrative Agent and consented to by the Borrower (which such consent shall not be unreasonably withheld).

“AVERAGE TOTAL DEBT” means, as of any date of determination with respect to the Consolidated Parties on a consolidated basis (i) the sum of (a) the aggregate outstanding principal amount of all Funded Indebtedness (other than revolving loans) outstanding on such day and (b) the quotient of the sum of the aggregate outstanding principal amount of all revolving loans outstanding on the last day of each of the 12 fiscal months ending on or immediately prior to such day divided by 12 minus (ii) the quotient of the sum of the aggregate cash and cash equivalents (which are free of any Liens other than Liens permitted to be incurred by the OpCo Consolidated Parties pursuant to Section 7.2) outstanding on the last day of each of the 12 fiscal months ending on or immediately prior to such day divided by 12.

“BANKRUPTCY CODE” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“BANKRUPTCY EVENT” means, with respect to any Person, the occurrence of any of the following: (i) the entry of a decree or order for relief by a court or governmental agency having jurisdiction over such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment by a court or governmental agency of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or the ordering of the winding up or liquidation of its affairs by a court or governmental agency; or (ii) the commencement against such Person of an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or of any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed for a period of sixty (60) consecutive days; or (iii) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or the taking possession by a receiver, liquidator, assignee, secured creditor, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

“BASE RATE” means, for any day, the rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus one-half of one percent (0.5%) and (b) the Prime Rate for such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

“BASE RATE LOAN” means any Loan bearing interest at a rate determined by reference to the Base Rate.

“BORROWER” means the Person identified as such in the heading hereof, together with any permitted successors and assigns.

“BORROWER OBLIGATIONS” means, without duplication, (i) all of the obligations of the Borrower to the Lenders and the Administrative Agent, whenever arising, under this Credit Agreement or any of the other Credit Documents (including, but not limited to, any interest accruing after the occurrence of a Bankruptcy Event with respect to the Borrower, regardless of whether such interest is an allowed claim under the Bankruptcy Code), (ii) all liabilities and obligations, whenever arising, owing from the Borrower to any Lender, or any Affiliate of a Lender, arising under any Hedging Agreement and  (iii) any obligation of the Borrower or any of its Subsidiaries in respect of overdrafts and related liabilities owed to any Lender (or any Affiliate of a Lender) that arise from treasury, depositary or cash pooling or management services including in connection with any automated clearing house transfers of funds or any similar transactions.

“BUSINESS DAY” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close, EXCEPT THAT, when used in connection with a Eurodollar Loan, such day shall also be a day on which dealings between banks are carried on in Dollar deposits in London, England.

“BUSINESSES” means, at any time, a collective reference to the businesses operated by the Consolidated Parties at such time.

“CAPITAL LEASE” means, as applied to any Person, any lease of any Property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“CAPITAL STOCK” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations,

rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) in the case of a limited liability company, membership interests.

“CASH EQUIVALENTS” means, as at any date, (1) with respect to any Consolidated Party, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “APPROVED DOMESTIC BANK”), in each case with maturities of not more than twelve (12) months from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Domestic Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within twelve (12) months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited such that 95% of such Investments are of the character described in the foregoing subdivisions (a) through (d) and (2) solely with respect to any Foreign Subsidiary, non-Dollar denominated (a) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “APPROVED FOREIGN BANK”) and maturing within twelve (12) months of the date of acquisition and (b) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank.

“CHANGE OF CONTROL” means any of the following events: (a) prior to a Qualifying IPO, (1) the failure of the Sponsor (A) to own beneficially, directly or indirectly, at least 51% of the outstanding common Capital Stock (on a fully diluted basis) of the Borrower held by the Sponsor as of the Closing Date and (B) to have the right, directly or indirectly, by beneficial ownership, contract or otherwise, to elect at least a majority in number of the members of the Borrower’s board of directors or (2) less than a majority in number of the sitting members of the Borrower’s board of directors shall have been elected by the Sponsor, (b) after a Qualifying IPO, (1) a person or any group, and any affiliate of any such person other than the Sponsor shall beneficially own, directly or indirectly, an amount of Capital Stock of the IPO Issuer with voting power greater than (i) the voting power of the amount of Capital Stock owned by the Sponsor or (ii) 35% of the total voting power of all Capital Stock of the IPO Issuer or (2) during any period of up to 24 consecutive months, commencing after the Closing Date, individuals who at the beginning of such 24 month period were directors of the Borrower (or, after a Qualifying IPO, the IPO Issuer) (together with any new director whose election by the Borrower’s (or the IPO Issuer’s, as applicable) board of directors or whose nomination for election by the Borrower’s (or the IPO Issuer’s, as applicable) shareholders was approved by the Sponsor or a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Borrower (or the IPO Issuer, as applicable) then in office or (c) if any Subordinated Debt or Qualified Preferred Stock shall have been issued, the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, any Junior Financing Documentation. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act.

“CHANGE OF CONTROL OFFER” shall mean a notice delivered to the Administrative Agent stating:

(i)           that a Change of Control requiring a Change of Control Offer pursuant to Section 3.3(b)(ii) has occurred and that each Lender has the right to require the Borrower to prepay such Lender’s Loans pursuant to such Section;

(ii)          the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(iii)         the Change of Control prepayment date (which shall be no earlier than 30 days nor later than 90 days from the date such notice is delivered) (the “CHANGE OF CONTROL PREPAYMENT DATE”);

(iv)        that Lenders electing not to have any Loans prepaid pursuant to a Change of Control Offer will be required to notify the Administrative Agent prior to the close of business on the third Business Day preceding the Change of Control Prepayment Date; and

(v)         that Lenders will be entitled to withdraw their election to require the Borrower to prepay their Loans; provided that the Administrative Agent receives, not later than the close of business on the Business Day immediately preceding the last day of the offer period, a notice setting forth the name of the Lender, the principal amount of Loans tendered for prepayment, and a statement that such Lender is withdrawing its election to have such Loans prepaid.

“CHANGE OF CONTROL PREPAYMENT DATE” shall have the meaning assigned to such term in the definition of Change of Control Offer.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged primarily in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

“CLOSING DATE” means the date hereof.

“CODE” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“COLOMA LOGISTICS AGREEMENT” means that certain Logistics Services Agreement dated as of April 1, 1998 by and between OpCo and APL Logistics Warehouse Management Services, Inc. (formerly d/b/a GATX Logistics, Inc.), as amended.

“COMMITMENT” means, with respect to each Lender, the Term Loan Commitment of such Lender.

“CONSOLIDATED EBITDA” means, as of any date for the applicable period ending on such date with respect to the Consolidated Parties on a consolidated basis, the sum of (i) Consolidated Net Income, plus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for, without duplication, (A) total interest expense, (B) income, franchise and similar taxes and any tax distributions permitted to be made pursuant to Section 7.7(c), (C) depreciation and amortization expense, including any non-cash goodwill impairment charges and other intangibles, (D) letter of credit fees, (E) non-cash expenses resulting from any employee benefit or management compensation plan or the grant or ownership of equity and equity options to employees of the Parent, the Borrower or any of their respective Subsidiaries pursuant to a written plan or agreement or the treatment of such equity or options under variable plan accounting, (F) all extraordinary charges, (G) non-cash amortization of financing costs of the Borrower and its Subsidiaries, (H) one-time cash fees and expenses incurred in connection with the Transaction or, to the extent permitted hereunder, any Permitted Investment, Equity Issuance or Debt Issuance (whether or not consummated), (I) any losses realized upon the disposition of Property outside of the ordinary course of business, (J) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with the Transaction and any Acquisition, (K) to the extent covered by insurance, expenses with respect to liability or casualty events, business interruption or product recalls, (L) management fees, (M) any non-cash purchase accounting adjustments (and their related non-cash future effect) and any step-ups or write-downs with respect to re-valuing assets and liabilities in connection with the Transaction (as defined in the Credit Agreement, dated as of August 19, 2002, and as amended, supplemented or otherwise modified prior to March 22, 2007, between

OpCo, Birds Eye Holdings, Inc., JPMorgan Chase Bank, N.A. and the lenders party thereto) or any Permitted Investment, (N) other non-cash expenses (excluding any non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period), (O) non-cash losses from Joint Ventures and non-cash minority interest reductions, (P) fees and expenses in connection with the issuance, exchange or refinancing of any Subordinated Notes, Senior Unsecured Debt, Incremental Term Loans, Revolving Commitment Increases or the GLK Note (as each of these terms is defined in the OpCo Credit Agreement), (Q) non-cash, non-recurring charges, (R) other non-recurring cash charges during any four consecutive fiscal quarter period in an aggregate amount not to exceed $10,000,000, (S) expenses representing the implied principal component under Synthetic Leases, (T) any expenses, charges or losses realized upon the termination of the Coloma Logistics Agreement, not to exceed $15,000,000 in the aggregate, (U) expenses, charges and losses associated with the Discontinued Operations and the transition therefrom, not to exceed $18,000,000 in the aggregate, (V) the Pro-Fac Payment and (W) professional fees associated with the sale of the non-branded frozen vegetable business and the development of new strategy, minus (iii) an amount which, in the determination of Consolidated Net Income, has been included for (A) all extraordinary gains and non-cash income during such period and (B) any gains realized upon the disposition of Property outside of the ordinary course of business plus/minus (iv) unrealized losses/gains and any mark-to-market adjustments in respect of Hedging Agreements. Notwithstanding the foregoing, (i) Consolidated EBITDA for the fourth fiscal quarter of OpCo’s 2006 fiscal year shall be deemed to be $24,046,000, (ii) Consolidated EBITDA for the first fiscal quarter of OpCo’s 2007 fiscal year shall be deemed to be $20,021,000 and (iii) Consolidated EBITDA for the second fiscal quarter of OpCo’s 2007 fiscal year shall be deemed to be $47,549,000. Except as otherwise stated, as used in this definition, “TRANSACTION” shall mean (i) the Transaction contemplated pursuant to this Credit Agreement and (ii) the transactions consummated pursuant to the OpCo Credit Agreement.

“CONSOLIDATED NET INCOME” means, as of any date for the applicable period ending on such date with respect to the Consolidated Parties on a consolidated basis, net income (excluding, without duplication, (i) extraordinary items and (ii) any amounts attributable to Investments in any Joint Venture to the extent that such amounts have not been distributed in cash to the Consolidated Parties during the applicable period, as determined in accordance with GAAP).

“CONSOLIDATED NET LEVERAGE RATIO” means, as of the end of any fiscal quarter of the Consolidated Parties for the four fiscal quarter period ending on such date with respect to the Consolidated Parties on a consolidated basis, the ratio of (a) Average Total Debt on the last day of such period to (b) Consolidated EBITDA for such period, in each case calculated on a Pro Forma Basis.

“CONSOLIDATED PARTIES” means a collective reference to the Borrower and its Subsidiaries, and “CONSOLIDATED PARTY” means any one of them.

“CONSOLIDATED TOTAL ASSETS” means, as of any date with respect to the Consolidated Parties on a consolidated basis, total assets, as determined in accordance with GAAP.

“CONTINUE”, “CONTINUATION” and “CONTINUED” shall refer to the continuation pursuant to Section 3.2 hereof of a Eurodollar Loan from one Interest Period to the next Interest Period.

“CONVERT”, “CONVERSION” and “CONVERTED” shall refer to a conversion pursuant to Section 3.2 or Sections 3.7 through 3.12, inclusive, of a Base Rate Loan into a Eurodollar Loan.

“CREDIT AGREEMENT” shall have the meaning assigned to such term in the heading hereof.

“CREDIT DOCUMENTS” means a collective reference to this Credit Agreement, the Notes and the Administrative Agent’s Fee Letter (in each case as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time), and “CREDIT DOCUMENT” means any one of them.

“CREDIT FACILITY” shall have the meaning assigned to such term in the recitals hereto.

“DEBT ISSUANCE” means the issuance by any Consolidated Party of any Indebtedness for borrowed money.

“DEFAULT” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“DEFAULTING LENDER” means, at any time, any Lender that (a) has failed to make a Loan or purchase a Participation Interest required pursuant to the terms of this Credit Agreement within one Business Day of when due, (b) other than as set forth in (a) above, has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement within one Business Day of when due, unless such amount is subject to a good faith dispute or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or with respect to which (or with respect to any of the assets of which) a receiver, trustee or similar official has been appointed.

“DESIGNATED NONCASH CONSIDERATION” means the fair market value of noncash consideration received by a Consolidated Party in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an officers’ certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“DISCONTINUED OPERATIONS” means the non-branded frozen vegetable business.

“DISTRIBUTION” has the meaning set forth in the recitals to this Credit Agreement.

“DOLLARS” and “$” means dollars in lawful currency of the United States.

“DOMESTIC SUBSIDIARY” means any direct or indirect Subsidiary of the Borrower that was formed under the laws of the United States or any state thereof or the District of Columbia.

“ELIGIBLE ASSIGNEE” means (i) a Lender; (ii) unless an assignment to such Person would result in any increased cost to the Borrower under Section 3.6, 3.9 or 3.11, an Affiliate of a Lender or, with respect to any Lender that is a fund that invests in bank loans as its primary business, any other fund that invests in bank loans as its primary business which is an “accredited investor” and is managed or advised by the same investment advisor that manages or advises such Lender or by an Affiliate of such investment advisor; and (iii) any other Person approved by each of the Administrative Agent and the Borrower (such approval by each of the Administrative Agent and the Borrower not to be unreasonably withheld or delayed); provided, however, that the Borrower and its Affiliates (including the Equity Investors) shall not qualify as an Eligible Assignee and in no event shall a competitor, customer or supplier of any Consolidated Party or Affiliate thereof be an Eligible Assignee.

“ELIGIBLE REINVESTMENT” means any acquisition (whether or not constituting a capital expenditure or an Acquisition) by a Consolidated Party of Additional Assets.

“ENVIRONMENTAL LAWS” means any and all lawful and applicable Federal, state, local and foreign statutes, laws (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Water Pollution Control Act, the Clean Air Act and the Hazardous Materials Transportation Act), regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“EQUITY INVESTORS” means a collective reference to (i) the Sponsor together with certain of its affiliates, (ii) Pro-Fac and (iii) any Person who beneficially owns, directly or indirectly, any equity in the Borrower as of the Closing Date, and “EQUITY INVESTOR” means any one of them.

“EQUITY ISSUANCE” means any issuance for cash by any Consolidated Party to any Person of (a) shares of its Capital Stock, (b) any shares of its Capital Stock pursuant to the exercise of options or warrants, (c) any shares of its Capital Stock pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Capital Stock. An “Asset Disposition” shall not be deemed to be an Equity Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA AFFILIATE” means an entity which is under common control with any Consolidated Party within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any Consolidated Party and which is treated as a single employer under Sections 414(b) or (c) of the Code.

“ERISA EVENT” means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by any Consolidated Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the complete or partial withdrawal of any Consolidated Party or any ERISA Affiliate from a Multiemployer Plan; (vii) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; or (viii) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

“EURODOLLAR LOAN” means any Loan that bears interest at a rate based upon the Eurodollar Rate.

“EURODOLLAR RATE” means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the quotient obtained by dividing (a) the Interbank Offered Rate for such Eurodollar Loan for such Interest Period by (b) 1 minus the Eurodollar Reserve Requirement for such Eurodollar Loan for such Interest Period.

“EURODOLLAR RESERVE REQUIREMENT” means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Eurodollar Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Loans. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Requirement.

“EVENT OF DEFAULT” shall have the meaning assigned to such term in Section 8.1.

“EXCESS PROCEEDS” shall have the meaning assigned to such term in Section 7.5 (c).

“EXCLUDED ASSET DISPOSITION” means, with respect to any Consolidated Party, any Asset Disposition consisting of (i) the sale, lease, license, transfer or other disposition of inventory or other assets in the ordinary course of such Consolidated Party’s business, (ii) the sale, lease, license, transfer or other disposition of Property no longer used or useful in the conduct of such Consolidated Party’s business, (iii) any Involuntary Disposition by such Consolidated Party, (iv) any sale, lease, license, transfer or other disposition of Property by such Consolidated Party to any other Consolidated Party, (v) any portion of an Asset Disposition by such Consolidated Party constituting a Permitted Investment or Restricted Payment, (vi) the sale or disposition of Cash Equivalents for fair market value, (vii) any sale of accounts receivable in connection with the compromise thereof, (viii) the assignment of past due accounts for collection, (ix) the licensing of Intellectual Property to third Persons on customary terms as determined by the licensor’s board of directors in good faith, (x) any Acquired Non-Core Asset Disposition, (xi) Discontinued Operations or (xii) a disposition with a fair market value of less than $1,000,000; provided, however, that the term “Excluded Asset Disposition” shall not include any Asset Disposition to the extent of the portion of the proceeds of such Asset Disposition that would be required under any Junior Financing Documentation to be applied to permanently retire Indebtedness of the Borrower.

“EXECUTIVE OFFICER” of any Person means any of the chief executive officer, chief operating officer, president, chief financial officer, treasurer or assistant treasurer of such Person, or any other Person designated as an “Executive Officer” by the chief executive officer, chief operating officer, president or chief financial officer.

“FEDERAL FUNDS RATE” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

“FEES” means all fees payable pursuant to Section 3.5.

“FFDCA” means the Federal Food, Drug, and Cosmetic Act, as amended, 21 U.S.C. Section 301, et seq., and its implementing regulations.

“FOOD SECURITY ACT” means the Food Security Act of 1985, as amended, and any successor statute thereto, including all rules and regulations thereunder, all as the same may be in effect from time to time.

“FOREIGN SUBSIDIARY” means any direct or indirect Subsidiary of the Borrower which is not a Domestic Subsidiary.

“FULLY SATISFIED” means, with respect to the Borrower Obligations as of any date, that, as of such date, (a) all principal of and interest accrued to such date which constitute the Borrower Obligations shall have been paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute the Borrower Obligations shall have been paid in cash and (c) the Commitments shall have been expired or terminated in full.

“FUNDED INDEBTEDNESS” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (c) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than accrued expenses and trade debt incurred in the ordinary course of business) which would appear as liabilities on a balance sheet of such Person and to the extent constituting contingent obligations, (d) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (e) the implied principal component of all obligations of such Person under Capital Leases, (f) the amount of unreimbursed drawings and funded outstandings under letters of credit issued or bankers’ acceptances facilities created for the account of such Person, (g) unless the holder thereof is a Consolidated Party, all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration (other than as a result of a change of control or an Asset Disposition that does not in fact result in a redemption of such preferred Capital Stock) at any time prior to the Maturity Date, (h) the principal portion of all obligations of such Person under Synthetic Leases and (i) the Funded Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Funded Indebtedness is recourse to such Person (it being agreed that such Funded Indebtedness shall be deemed not to be recourse to such Person for purposes of this definition if the only recourse of the holder of such Funded Indebtedness to such Person is a pledge of the equity interests in such partnership or joint venture owned by such Person and a related limited guarantee recourse solely to such equity interests). Notwithstanding any other provision of this Credit Agreement to the contrary, (i) the term “Funded Indebtedness” shall not be deemed to include (w) any obligations of any Consolidated Party referred to in Section 7.9(j), (x) any earn-out obligation until such obligation becomes a liability on the balance sheet of the applicable Person, (y) any deferred compensation arrangements or (z) any non-compete or consulting obligations incurred in connection with Acquisitions, (ii) the amount of Funded Indebtedness for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to such specified amount (or, if less, the fair market value of such identified asset) and (iii) the amount of any Subordinated Debt shall be calculated without regard to any purchase accounting adjustments.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3 (except, in respect of (i) Joint Ventures of the type described in clause (ii) of the definition thereof set forth in this Section 1.1 and (ii) Synthetic Leases, as otherwise treated herein).

“GLK” means Great Lakes Kraut Company, LLC, and its successors.

“GLK NOTE” means the restated Subordinated Promissory Note of OpCo dated as of May 17, 2007 and due December 31, 2018, originally payable to Dean Foods Company in the principal amount of $38,777,036.88, as further amended, modified, supplemented, restated or refinanced from time to time.

“GOVERNMENTAL AUTHORITY” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“GUARANTY OBLIGATIONS” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made (or, if less, the maximum amount of such principal amount for which such Person may be liable under the terms of the instrument(s) evidencing such Guaranty Obligation).

“HEDGING AGREEMENTS” means any interest rate protection agreement, commodities purchase agreement or foreign currency exchange agreement, including any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Consolidated Parties shall be a Hedging Agreement.

“INDEBTEDNESS” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than accrued expenses and trade debt incurred in the ordinary course of business) which would appear as liabilities on a balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (g) the implied principal component of all obligations of such Person under Capital Leases, (h) all net obligations of such Person (or, if less, the exposure of such Person) under Hedging Agreements, (i) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (j) unless the holder thereof is a Consolidated Party, all preferred Capital Stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration (other than as a result of a change of control or an Asset Disposition that does not in fact result in a redemption of such preferred Capital Stock) at any time prior to the Maturity Date, (k) the principal portion of all obligations of such Person under Synthetic Leases and (l) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Person (it being agreed that such Indebtedness shall be deemed not to be recourse to such Person for purposes of this definition if the only recourse of the holder of such Indebtedness to such Person is a pledge of the equity interests in such partnership or joint venture owned by such Person and a related limited guarantee recourse solely to such equity interests). Notwithstanding any other provision of this Credit Agreement to the contrary, (i) the term “Indebtedness” shall not be deemed to include any earn-out obligation until such obligation becomes a liability on the balance sheet of the applicable Person, (ii) the amount of Indebtedness for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to such specified amount (or, if less, the fair market value of such identified asset), (iii) any obligations of any Consolidated Party referred to in Section 7.9(i) and (iv) the amount of any Subordinated Debt shall be calculated without regard to any purchase accounting adjustments.

“INDEMNIFIED PARTY” shall have the meaning assigned to such term in Section 10.5(a).

“INTELLECTUAL PROPERTY” shall have the meaning assigned to such term in Section 5.17.

“INTERBANK OFFERED RATE” means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Page 3750 (or any successor page) of the Telerate Screen as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “Interbank Offered Rate” shall mean, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If the rates referenced in the preceding two sentences are not available, the term “Interbank Offered Rate” shall mean, for any Eurodollar Loan for any Interest Period therefor, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period.

“INTEREST PAYMENT DATE” means (a) as to Base Rate Loans, the last Business Day of each March, June, September and December and the Maturity Date, and (b) as to Eurodollar Loans, the last day of each applicable Interest Period and the Maturity Date, and in addition where the applicable Interest Period for a Eurodollar Loan is greater than three months, then also the date three months from the beginning of the Interest Period and each three months thereafter.

“INTEREST PERIOD” means, as to Eurodollar Loans, a period of one, two, three or six (or, to the extent available to all applicable Lenders, nine or twelve) months’

duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions thereof); provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (b) no Interest Period shall extend beyond the Maturity Date and (c) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

“INVESTMENT” in any Person means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of Property (other than in the ordinary course of business), Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person, (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with leases or the purchase of equipment, inventory and other assets in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including, without limitation, any Guaranty Obligations (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person and any portion of an Asset Disposition (other than an Excluded Asset Disposition) to such Person for consideration less than the fair market value of the Property disposed in such transaction, but excluding any Restricted Payment to such Person. Investments which are capital contributions or purchases of Capital Stock which have a right to participate in the profits of the issuer thereof shall be valued at the amount actually contributed or paid to purchase such Capital Stock as of the date of such contribution or payment less all cash distributions and returns of capital from the date such Investment is made through and including the date of calculation. Investments which are loans, advances, extensions of credit or Guaranty Obligations shall be valued at the principal amount of such loan, advance or extension of credit outstanding as of the date of determination or, as applicable, the principal amount of the loan or advance outstanding as of the date of determination actually guaranteed by such Guaranty Obligation.

“INVOLUNTARY DISPOSITION” means any loss or casualty of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of any Consolidated Party.

“IPO ISSUER” means, in respect of a Qualifying IPO, the Person (as among the Borrower or any parent company of the Borrower which owns 100% of the Capital Stock of the Borrower (other than the Sponsor and its related funds) and subject to the definition of the term “Change of Control” set forth in this Section 1.1) that is the issuer of the common Capital Stock offered in such Qualifying IPO.

“JOINT VENTURE” means (i) any Person which would constitute an “equity method investee” under GAAP of a Consolidated Party and (ii) any other Person designated by the Borrower in writing to the Administrative Agent (which designation shall be irrevocable) as a “Joint Venture” for purposes of this Credit Agreement and more than 50% but less than 100% of whose Capital Stock is directly owned by any Consolidated Party; provided, however, that (a) no Person which is a Subsidiary of the Borrower as of the Closing Date may be designated by the Consolidated Parties as a Joint Venture and (b) GLK shall be deemed to be a Joint Venture until the Borrower designates in writing to the Administrative Agent (which designation shall be irrevocable) that GLK shall be a Subsidiary for purposes hereunder.

“JUNIOR FINANCING DOCUMENTATION” means any documentation governing any (i) Subordinated Debt or (ii) Qualified Preferred Stock.

“LENDER” means any of the Persons identified as a “Lender” on the signature pages hereto, and any Person which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.

“LENDING PARTY” shall have the meaning assigned to such term in Section 10.14.

“LIEN” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“LOAN” or “LOANS” means the Term Loans (or a portion of any Term Loan bearing interest at the Adjusted Base Rate or the Adjusted Eurodollar Rate and referred to as a Base Rate Loan or a Eurodollar Loan), individually or collectively, as appropriate.

“MANAGEMENT AGREEMENT” means that certain Management Agreement, as in effect on the date hereof, among Agrilink Foods, Inc., Agrilink Holdings Inc. and Vestar Capital Partners.

“MATERIAL ADVERSE EFFECT” means a material adverse effect on (i) the financial condition, operations, business, assets or liabilities of the Consolidated Parties taken as a whole, (ii) the ability of the Borrower to perform any material obligation under the Credit Documents or (iii) the material rights and remedies of the Administrative Agent and the Lenders under the Credit Documents. The Lenders agree that the discontinuation and transition from the non-branded frozen vegetable business will not constitute a Material Adverse Effect.

“MATERIAL DOMESTIC SUBSIDIARY” means, at any time, (a) any Domestic Subsidiary (i) which is directly owned by the Borrower or any Subsidiary and (ii) with respect to which either (A) its annual revenues exceed $1,000,000 for the most recently ended twelve-month period or (B) its total assets, as determined in accordance with GAAP, at such time is greater than $1,000,000 and (b) any Domestic Subsidiary which has incurred Indebtedness in excess of $100,000; provided that (i) the aggregate annual revenues of all non-Material Domestic Subsidiaries shall not exceed $5,000,000 for the most recently ended twelve-month period, (ii) the aggregate total assets of all non-Material Domestic Subsidiaries, as determined in accordance with GAAP, shall not exceed $5,000,000 at any one time and (iii) Seasonal Employers, Inc. shall be deemed not to be a Material Domestic Subsidiary so long as it is engaged solely in the same type of business as it is engaged as of the date hereof.

“MATERIALS OF ENVIRONMENTAL CONCERN” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“MATURITY DATE” means July 11, 2012.

“MOODY’S” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“MULTIEMPLOYER PLAN” means a Plan which is a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA.

“MULTIPLE EMPLOYER PLAN” means a Plan (other than a Multiemployer Plan) with respect to which any Consolidated Party or any ERISA Affiliate and at least one employer other than the Consolidated Parties or any ERISA Affiliate are contributing sponsors.

“NET CASH PROCEEDS” means the aggregate cash or Cash Equivalents proceeds received by any Consolidated Party in respect of any Change of Control Offer, Qualifying IPO Offer or Asset Disposition, net of (a) direct costs (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof, (c) in the case of any Asset Disposition, (i) the amount necessary to retire any Indebtedness secured by a Permitted Lien on the related Property, (ii) any reserve for adjustment in respect of (A) the sale price of such asset or assets established in accordance with GAAP and (B) any liabilities associated with such asset or assets and retained by the Consolidated Parties after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and (iii) reorganization, shut-down and severance costs incurred during the Application Period for such Asset Disposition; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon (i) the sale or other disposition of any non-cash consideration received by any such Consolidated Party in any Asset Disposition or (ii) the reversal (without the satisfaction of expenses in cash in a corresponding amount) of any reserve described in clause (ii) of the preceding sentence. In addition, the “Net Cash Proceeds” of any Asset Disposition shall include any other amounts which constitute “Net Proceeds” (or any comparable term) of such transaction under, and as defined in, any Junior Financing Documentation.

“NOTE” or “NOTES” means the Term Notes, individually or collectively, as appropriate.

“NOTICE OF BORROWING” means a written notice of borrowing signed by an Executive Officer of the Borrower in substantially the form of Exhibit 2.1(b), as required by Section 2.1(b).

“NOTICE OF EXTENSION/CONVERSION” means the written notice of extension or conversion in substantially the form of Exhibit 3.2, as required by Section 3.2.

“OPCO” means Birds Eye Foods, Inc., a Delaware corporation, or any successor thereto.

“OPCO CONSOLIDATED PARTIES” means a collective reference to OpCo and its Subsidiaries, and “OPCO CREDIT PARTY” means any one of them.

“OPCO CREDIT AGREEMENT” means that certain Amended and Restated Credit Agreement, as in effect on the date hereof (except as otherwise stated herein), among OpCo, as borrower, Birds Eye Holdings, Inc., as parent, the subsidiary guarantors party thereto, the lenders party thereto, Bank of America, N.A. and UBSS, as co-syndication agents, Cooperatieve Centrale Raiffeisen Boerenleenbank B.A., “Rabobank Nederland”, New York branch and M&T Bank Corporation, as co-documentation agents, J.P. Morgan Securities Inc., as sole lead arranger and sole bookrunner and JPMorgan Chase Bank, N.A., as administrative agent for the lenders.

“OPCO CREDIT AGREEMENT DOCUMENTS” means a collective reference to the OpCo Credit Agreement, any letters of credit and notes issued pursuant thereto, the OpCo Security Documents and each agreement, certificate, instrument, letter or other document related thereto (including in each case each exhibit, schedule, annex or attachment to any of the foregoing), in each case as in effect on the date hereof (except as otherwise stated herein).

“OPCO CREDIT FACILITY” means, one or more debt facilities (including, without limitation, the OpCo Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, and in all cases providing for up to an aggregate principal amount of $514,200,000 of Indebtedness thereunder.

“OPCO CREDIT PARTIES” means a collective reference to OpCo, Birds Eye Holdings, Inc., Linden Oaks Corporation, Kennedy Endeavors, Incorporated, Bemsa Holding, Inc., and “OPCO CREDIT PARTY” means any one of them.

“OPCO SECURITY DOCUMENTS” means a collective reference to the Collateral Agreement, the Mortgage Instruments (each term as defined in the OpCo

Credit Agreement) and any other agreement or instrument executed by any OpCo Consolidated Party from time to time purporting to grant a Lien on any property described therein in order to secure payment of all or any portion of the obligations of any OpCo Credit Party under the OpCo Credit Agreement.

“OTHER TAXES” shall have the meaning assigned to such term in Section 3.11(b).

“PACA” means the Perishable Agricultural Commodities Act as amended, 7 U.S.C. Section 499a, et seq. and its implementing regulations.

“PARENT” means Birds Eye Holdings LLC, a Delaware limited liability company, or any successor holder of 100% of the Capital Stock of the Borrower.

“PARTICIPANT” shall have the meaning assigned to such term in Section 10.3(c).

“PARTICIPATION INTEREST” means a purchase by a Lender of a participation in any Loans or other extensions of credit as provided in Section 3.14.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.

“PERISHABLE AGRICULTURAL COMMODITIES” shall have the meaning assigned to such term by PACA.

“PERMITTED ASSET DISPOSITION” means, at any time, (i) any Asset Disposition permitted at such time by Section 7.5 and (ii) any Excluded Asset Disposition.

“PERMITTED INVESTMENTS” means, at any time, Investments by the Consolidated Parties permitted to exist at such time pursuant to the terms of Section 7.6.

“PERMITTED LIENS” means, at any time, Liens in respect of Property of the Consolidated Parties permitted to exist at such time pursuant to the terms of Section 7.2.

“PERMITTED REFINANCING INDEBTEDNESS” means any Indebtedness of a Consolidated Party issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, other Indebtedness of a Consolidated Party (other than intercompany Indebtedness); provided that:

(i)            the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(ii)           such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(iii)          if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to Loans, such Permitted Refinancing Indebtedness has a final maturity date later than the Maturity Date, and is subordinated in right of payment to, the Loans on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(iv)          any Qualified Preferred Stock constituting Permitted Refinancing Indebtedness shall have terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(v)           such Indebtedness is incurred either by Borrower or by the Consolidated Party who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“PERSON” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“PIK INTEREST” shall have the meaning assigned to such term in Section 2.1(e).

“PLAN” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title IV of ERISA and with respect to which any Consolidated Party or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“PRIME RATE” means the per annum rate of interest established from time to time by the Administrative Agent as its prime rate, which rate may not be the lowest rate of interest charged by the Administrative Agent to its customers.

“PRO-FAC” means Pro-Fac Cooperative, Inc., a New York agricultural cooperative corporation.

“PRO-FAC PAYMENT” shall have the meaning assigned to such term in Section 7.9.

“PRO FORMA BASIS” means, for purposes of calculating (utilizing the principles set forth in the second paragraph of Section 1.3) the Consolidated Net Leverage Ratio in respect of a transaction, that such transaction shall be deemed to have occurred as of the first day of the four fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction. In connection with any calculation of the Consolidated Net Leverage Ratio upon giving effect to a transaction on a Pro Forma Basis, (A) any Indebtedness incurred by any Consolidated Party other than Indebtedness incurred on the date of calculation pursuant to Section 7.1(b) in connection with such transaction (1) shall be deemed to have been incurred as of the first day of the applicable period and (2) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination, (B) if applicable, income statement items (whether positive or negative) attributable to the Person or Property acquired shall be included beginning as of the first day of the applicable period, (C) any Indebtedness which is retired in connection with such transaction shall be excluded and deemed to have been retired as of the first day of the applicable period and (D) if an acquisition, pro forma adjustments may be included to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” set forth in this Section 1.1 and give effect to events that are (1) directly attributable to such transaction, (2) expected to have a continuing impact on the Consolidated Parties and (3) factually supportable.

“PROPERTY” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“PURCHASE RELATED AGREEMENTS” means, collectively, the Management Services Agreement, the Securityholders Agreement, the Amended and Restated Marketing and Facilitation Agreement and the Termination Agreement, as defined in the Unit Purchase Agreement and as in effect on the date hereof, as the same may be amended, modified, restated or supplemented from time to time in accordance with the terms hereof.

“QUALIFIED PREFERRED STOCK” means any preferred Capital Stock issued by the Borrower which constitutes Indebtedness under clause (j) of the definition thereof and permits (and does not restrict payment of) the Credit Facility.

“QUALIFYING IPO” means an Equity Issuance by the IPO Issuer (subject to the definition of the term “Change of Control” set forth in Section 1.1) consisting of an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) of its common Capital Stock (i) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering) and (ii) resulting in gross proceeds to the IPO Issuer of at least $50,000,000.

“QUALIFYING IPO OFFER” means a notice delivered to the Administrative Agent stating:

(i)           that a Qualifying IPO requiring a Qualifying IPO Offer pursuant to Section 3.3(b)(i) has occurred and that each Lender has the right to require the Borrower to prepay such Lender’s Loans pursuant to such Section;

(ii)          the circumstances and relevant facts regarding such Qualifying IPO (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Qualifying IPO);

(iii)         the Qualifying IPO prepayment date (which shall be no earlier than 30 days nor later than 90 days from the date such notice is delivered) (the “QUALIFYING IPO PREPAYMENT DATE”);

(iv)        that Lenders electing not to have any Loans prepaid pursuant to a Qualifying IPO Offer will be required to notify the Administrative Agent prior to the close of business on the third Business Day preceding the Qualifying IPO Prepayment Date; and

(v)         that Lenders will be entitled to withdraw their election to require the Borrower to prepay their Loans; provided that the Administrative Agent receives, not later than the close of business on the Business Day immediately preceding the last day of the offer period, a notice setting forth the name of the Lender, the principal amount of Loans tendered for prepayment, and a statement that such Lender is withdrawing its election to have such Loans prepaid.

“QUALIFYING IPO PREPAYMENT DATE” shall have the meaning assigned to such term in the definition of Qualifying IPO Offer.

“REAL PROPERTIES” means, at any time, a collective reference to each of the real properties owned, leased or operated by the Consolidated Parties at such time.

“REGISTER” shall have the meaning assigned to such term in Section 10.3(b)(iv).

“REGULATION D, U, OR X” means Regulation D, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“REPORTABLE EVENT” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

“REQUIRED LENDERS” means, at any time, Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the outstanding Term Loans (including, without limitation, Participation Interests).

“REQUIREMENT OF LAW” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.

“RESTRICTED PAYMENT” means (i) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving any Consolidated Party), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding (other than dividends or distributions (including distributions in connection with any restructure, merger, consolidation or disposition) payable (A) in Capital Stock of the applicable Person or (B) except in the case of the Borrower, ratably to minority shareholders of the applicable Person), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Consolidated Party, now or hereafter outstanding, other than, in the case of clauses (ii) and (iii) of this definition, any such payments made on a pro rata basis to the holders of such Capital Stock, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, including any redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt or Qualified Preferred Stock. The cancellation of Indebtedness shall not be deemed to constitute a “Restricted Payment”.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating securities.

“SALE AND LEASEBACK TRANSACTION” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to any Consolidated Party of any Property, whether owned by such Consolidated Party as of the Closing Date or later acquired, which has been or is to be sold or transferred by such Consolidated Party to such Person or to any other Person from whom funds have been, or are to be, advanced by such Person on the security of such Property.

“SECURITIES ACT” means the Securities Act of 1933, as amended, and all regulations issued pursuant thereto.

“SECURITIES EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended, and all regulations issued pursuant thereto.

“SINGLE EMPLOYER PLAN” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

“SOLVENT” or “SOLVENCY” means, with respect to any Person as of a particular date, that on such date (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability generally to pay its debts and liabilities as they mature in their ordinary course, (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (iv) the fair value of the Property of such Person on a going concern basis is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (v) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPONSOR” means Vestar Capital Partners IV, L.P. and its Affiliates.

“SUBORDINATED DEBT” means any Indebtedness of the Borrower which (a) is subordinated to the Borrower Obligations identified in clauses (i) and (ii) thereof on terms no less favorable to the Lenders than the subordination provisions contained in customary documentation governing high yield indebtedness and permits (and does not restrict payment of) the Credit Facility, and (b) requires no payment in respect of principal (other than pursuant to requirements to offer to purchase based on a change of control or receipt of asset sale proceeds in accordance with then customary high yield provisions) prior to the date which is six months after the Maturity Date.

“SUBSIDIARY” means, as to any Person at any time, (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at such time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at such time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries owns at such time more than 50% of the Capital Stock; provided, however, that, notwithstanding any other provision to the contrary contained in this Credit Agreement, a Joint Venture shall not constitute a Subsidiary.

“SYNDICATION PERIOD” means the period beginning on the Closing Date through the earlier of (a) the date 30 days following the Closing Date and (b) the completion by the Administrative Agent of syndication (as determined by the Administrative Agent and notified in writing to the Borrower) of the Credit Facility.

“SYNTHETIC LEASE” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“TAXES” shall have the meaning assigned to such term in Section 3.11(a).

“TERM LOAN” shall have the meaning assigned to such term in Section 2.1(a).

“TERM LOAN COMMITMENT” means, with respect to each Lender, the commitment of such Lender to make its portion of the Term Loan in a principal amount equal to such Lender’s Term Loan Percentage (if any) of the Term Loan Committed Amount.

“TERM LOAN COMMITTED AMOUNT” shall have the meaning assigned to such term in Section 2.1(a).

“TERM LOAN PERCENTAGE” means, for any Lender, the percentage identified as its Term Loan Percentage on Schedule 2.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.3.

“TERM NOTE” shall have the meaning assigned to such term in Section 2.1(f).

“TEST PERIOD” means, at any time, the four consecutive fiscal quarters of the Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b) or, prior to the delivery of the financial statements related to the fiscal quarter ended on or about March 24, 2007, are otherwise made available to the Administrative Agent (which shall be in form and substance reasonably satisfactory to the Administrative Agent).

“TRANSACTION” means, collectively, the transactions contemplated by this Credit Agreement, including the extension of the Term Loans hereunder, the payment of the Distribution and the payment of all fees and expenses related thereto.

“UNAUDITED FINANCIAL STATEMENTS” shall have the meaning assigned to such term in Section 5.1(a).

“UNIT PURCHASE AGREEMENT” means the Unit Purchase Agreement, dated as of June 20, 2002, by and among the Parent, OpCo and Pro-Fac, including the exhibits and schedules thereto, as amended, modified, restated or supplemented and in effect from time to time.

“WEIGHTED AVERAGE LIFE TO MATURITY” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(i)            the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(ii)           the then outstanding principal amount of such Indebtedness.

1.2. COMPUTATION OF TIME PERIODS.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3. ACCOUNTING TERMS.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis except as otherwise expressly provided herein; provided, however, that calculations of the implied principal component of all obligations under any Synthetic Lease or the implied interest component of any rent paid under any Synthetic Lease shall be made by the Consolidated Parties in accordance with accepted financial practice and consistent with the terms of such Synthetic Lease. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent (except for changes which are immaterial and not adverse to the Lenders) with the most recent annual or quarterly financial statements delivered pursuant to Section 6.1 (or, prior to the delivery of the first financial statements pursuant to Section 6.1, consistent with OpCo’s consolidated financial statements as at June 24, 2006), but, in any event, unless otherwise expressly provided herein, after elimination for minority interests; provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Administrative Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made and the parties shall negotiate in good faith to revise the applicable covenants to reflect such changes in GAAP in a manner consistent with the Credit Agreement; provided further, however, that nothing contained in this Section 1.3 shall be deemed to restrict the ability of the Borrower to make purchase accounting adjustments with respect to any Acquisition during the four-quarter period immediately succeeding the consummation of such transaction.

Notwithstanding the above or the terms of any definition in Section 1.1, the parties hereto acknowledge and agree that, for purposes of all calculations made under with respect to the Consolidated Net Leverage Ratio (including without limitation for purposes of the definitions of “Applicable Percentage” and “Pro Forma Basis” set forth in Section 1.1), (i) after consummation of any Asset Disposition or any Investment (or series of related Investments) made pursuant to Section 7.6(o) to the extent consisting of the contribution(s) or other transfer(s) of Property (other than cash) to a Joint Venture for consideration less than the fair market value of such Property, (A) income statement items (whether positive or negative) and capital expenditures attributable to the Property disposed of or contributed or otherwise transferred, as applicable, shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (B) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (ii) after consummation of any Acquisition, (A) income statement items (whether positive or negative) attributable to the Person or Property acquired shall, to the extent not otherwise included in such income statement items for the Consolidated Parties in accordance with GAAP or in accordance with any defined terms set forth in Section 1.1, be included to the extent relating to any period applicable in such calculations, (B) to the extent not retired in connection with such Acquisition, Indebtedness of the Person or Property acquired shall be deemed to have been incurred as of the first day of the applicable period and Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (C) pro forma adjustments may be included to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” set forth in Section 1.1 and give effect to events that are (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Consolidated Parties and (z) factually supportable.

SECTION II

TERM LOAN FACILITY

2.1. TERM LOANS.

(a) TERM COMMITMENT. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make available to the Borrower on the Closing Date such Lender’s Term Loan Percentage of a term loan in Dollars (the “TERM LOAN”) in the aggregate principal amount of THREE HUNDRED TEN MILLION DOLLARS ($310,000,000) (the “TERM LOAN COMMITTED AMOUNT”), 99.00% of which ($306,900,000) shall be disbursed to the Borrower on the Closing Date as a Base Rate Loan. Thereafter, the Term Loan may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request; provided, however, that no more than 15 Eurodollar Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period). Amounts repaid or prepaid on the Term Loan may not be reborrowed.

(b) BORROWING PROCEDURES. The Borrower shall submit an appropriate Notice of Borrowing for the Term Loan to the Administrative Agent not later than 11:00 A.M. (New York City time) on the Closing Date. Such Notice of Borrowing shall be irrevocable and shall specify (i) that the funding of the Term Loan is requested and (ii) that the funding of the Term Loan shall be comprised of Base Rate Loans. Each Lender shall make its Term Loan Percentage of the Term Loan available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Schedule 2.1(a), or at such other office as the Administrative Agent may designate in writing, by 1:00 P.M. (New York City time) on the Closing Date in Dollars and in funds immediately available to the Administrative Agent.

(c) MINIMUM AMOUNTS. Each Eurodollar Loan or Base Rate Loan that is part of the Term Loan shall be in an aggregate principal amount that is, before the calculation of the 1% original discount to be subtracted from the aggregate principal amount of the Term Loan to be funded, not less than $2,000,000 and integral multiples of $100,000 (or the then remaining principal balance of the Term Loan).

(d) REPAYMENT OF TERM LOAN. The Borrower hereby promises to pay the outstanding principal amount of the Term Loan on the Maturity Date.

(e) INTEREST. Subject to the provisions of Section 3.1, the outstanding Term Loan shall bear interest at a per annum rate equal to:

(i)            BASE RATE LOANS. During such periods as the Term Loan shall be comprised in whole or in part of Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Adjusted Base Rate.

(ii)           EURODOLLAR LOANS. During such periods as the Term Loan shall be comprised in whole or in part of Eurodollar Loans, such Eurodollar Loans shall bear interest at a per annum rate equal to the Adjusted Eurodollar Rate.

(iii)          PIK INTEREST. At the option of the Borrower, the Borrower may, upon not less than five Business Days’ written notice to the Administrative Agent prior to the commencement of any Interest Period, pay interest for such Interest Period (i) in kind or (ii) half in cash and half as PIK Interest. Interest paid in kind (“PIK INTEREST”) shall be calculated at a rate 0.75% higher than the rates otherwise specified in this Section 2.1(e) for such Interest Period and shall be capitalized, compounded and added to the unpaid principal amount of the Loans on the applicable Interest Payment Date. Amounts representing the PIK Interest shall be treated as Loans for purposes of this Credit Agreement. The obligation of the Borrower to pay all such PIK Interest so added shall be automatically evidenced by any Notes issued to the Lenders (without modification or reissuance thereof).

The Borrower hereby promises to pay interest on the Term Loan in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

(f) TERM NOTES. The Borrower hereby agrees that, upon the request to the Administrative Agent by any Lender from time to time, the Borrower will execute and deliver to such Lender a promissory note evidencing the Term Loan of such Lender, substantially in the form of Exhibit 2.1(f), with appropriate insertions as to date and principal amount (a “TERM NOTE”).

SECTION III

OTHER PROVISIONS RELATING TO THE CREDIT FACILITY

3.1. DEFAULT RATE.

Upon the occurrence, and during the continuance, of a default in the payment of any amount hereunder or under any of the other Credit Documents, such overdue amount shall bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then the Adjusted Base Rate plus 2%).

3.2. EXTENSION AND CONVERSION.

The Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another interest rate type; provided, however, that (i) except as provided in Section 3.8, Eurodollar Loans may be converted into Base Rate Loans or extended as Eurodollar Loans for new Interest Periods only on the last day of the Interest Period applicable thereto unless the Borrower makes payment of any amounts then due and owing pursuant to Section 3.12, (ii) Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of “INTEREST PERIOD” set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2.1(c), (iii) no more than 15 Eurodollar Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period) and (iv) any request for extension or conversion of a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephonic notice promptly confirmed in writing) to the office of the Administrative Agent specified in Schedule 2.1(a), or at such other office as the Administrative Agent may designate in writing, prior to 11:00 A.M. (New York City time) on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Base Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. In the event the Borrower fails to request extension or conversion of any Eurodollar Loan in accordance with this Section 3.2, or any such conversion or extension is not permitted or required by this Section 3.2, then such Eurodollar Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

3.3. PREPAYMENTS.

(a) VOLUNTARY PREPAYMENTS. The Borrower shall have the right to prepay Loans in whole or in part from time to time upon providing at least three (3) Business Days’ notice to the Administrative Agent (which notice may be waived by the Administrative Agent) at the prepayment prices set forth below (expressed as a percentage of the principal amount of Loans to be prepaid (including any PIK Interest previously added to such principal)); provided, however, that each partial prepayment of Loans shall be in a minimum principal amount of $2,000,000 and integral multiples of $100,000 in excess thereof (or the then remaining principal balance of the Term Loan, if less). Subject to the foregoing terms, amounts prepaid under this Section 3.3(a) shall be applied first to Base Rate Loans and then to Eurodollar

Loans in direct order of Interest Period maturities. All prepayments under this Section 3.3(a) shall be subject to Section 3.12, but otherwise without premium or penalty, and, in the case of Eurodollar Loans, shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

Period	Prepayment Price
On or before July 11, 2008	102%
July 12, 2008, through July 11, 2009	101%
July 12, 2009, and thereafter	100%

(b) MANDATORY PREPAYMENTS

(i)            QUALIFYING IPO. The Borrower will, within five days of the occurrence of a Qualifying IPO, make a Qualifying IPO Offer to all Lenders to prepay all Loans with the Net Cash Proceeds from such Qualifying IPO. The offer price in any Qualifying IPO Offer will be equal to the greater of (A) 100% of the principal amount of the Loans (including any PIK Interest previously added to such principal) and (B) the then applicable prepayment price as set forth in Section 3.3(a), plus, in each case, accrued and unpaid interest (to the extent not previously added to principal on the Loans), if any, on the principal amount prepaid to the date of prepayment, and fees outstanding and payable on the date of prepayment, if any, and will be payable in cash. If any such Net Cash Proceeds remain after the consummation of such Qualifying IPO Offer, the Borrower may use such remaining Net Cash Proceeds for any purpose not otherwise prohibited by this Agreement. If the aggregate principal amount of the Loans tendered into such Qualifying IPO Offer exceeds the amount of Net Cash Proceeds received from such Qualifying IPO, the Loans shall be repaid on a pro rata basis.

(ii)           CHANGE OF CONTROL. The Borrower will, within five days of the occurrence of a Change of Control, make a Change of Control Offer to all Lenders to prepay all Loans. The offer price in any Change of Control Offer will be equal to the greater of (A) 101% of the principal amount of the Loans (including any PIK Interest previously added to such principal) and (B) the then applicable prepayment price as set forth in Section 3.3(a), plus, in each case, accrued and unpaid interest (to the extent not previously added to principal on the Loans), if any, on the principal amount prepaid to the date of prepayment, and fees outstanding and payable on the date of prepayment, if any, and will be payable in cash. If any Net Cash Proceeds remain after the consummation of such Change of Control Offer, the Borrower may use such remaining Net Cash Proceeds for any purpose not otherwise prohibited by this Agreement.

(iii)          APPLICATION OF MANDATORY PREPAYMENTS. Mandatory prepayments shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities. All prepayments under this Section 3.3(b) shall be subject to Section 3.12, but otherwise without premium or penalty, and shall, in the case of Eurodollar Loans, be accompanied by interest on the principal amount prepaid through the date of prepayment.

(iv)          PREPAYMENT ACCOUNT. If the Borrower is required to make a mandatory prepayment of Eurodollar Loans under this Section 3.3(b), the Borrower shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent. Any amounts so deposited shall be held by the Administrative Agent as collateral for the prepayment of such Eurodollar Loans and shall be applied to the prepayment of the applicable Eurodollar Loans at the end of the current Interest Periods applicable thereto or, subject to the terms of Section 3.12, as earlier requested in writing by the Borrower. At the request of the Borrower, amounts so deposited shall be invested by the Administrative Agent in Cash Equivalents maturing prior to the date or dates on which it is anticipated that such amounts will be applied to prepay such Eurodollar Loans; any interest earned on such Cash Equivalents will be for the account of the Borrower and the Borrower will deposit with the Administrative Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced.

(v)           NOTICE OF MANDATORY PREPAYMENTS. The Borrower agrees to use reasonable efforts to provide the Administrative Agent advance notice of any mandatory prepayments of the Loans required to be made pursuant to this Section 3.3(b).

3.4.          TERMINATION OF TERM LOAN COMMITMENTS.

The Term Loan Commitment of each Lender, if any, shall automatically terminate at such time as such Lender shall have made available to the Borrower such Lender’s share of the Term Loan.

3.5.          FEES.

The Borrower hereby promises to pay to the Administrative Agent, for its own account and for the account of UBSS, as applicable, the fees referred to in the Administrative Agent’s Fee Letter.

3.6.          CAPITAL ADEQUACY.

(a) If any Lender has determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy)

by an amount deemed by such Lender to be material, then, upon notice from such Lender through the Administrative Agent to the Borrower setting forth in reasonable detail the charge and the calculation of such reduced rate of return to the Borrower, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction to the extent that such Lender reasonably determines that such additional amount is allocable to the existence of such Lender’s commitments or obligations hereunder. Each determination by any such Lender of amounts owing under this Section shall, absent demonstrable error, be conclusive and binding on the parties hereto.

(b) The Borrower shall not be required to compensate a Lender pursuant to this Section 3.6 for any additional amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of the change of law giving rise to such additional amounts and of such Lender’s intention to claim compensation therefor; provided that, if the change of law giving rise to such additional amounts is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.7.          LIMITATION ON EURODOLLAR LOANS. If on or prior to the first day of any Interest Period for any Eurodollar Loan:

(a) the Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b) the Required Lenders determine (which determination shall be conclusive) and notify the Administrative Agent that the Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of funding Eurodollar Loans for such Interest Period;

then the Administrative Agent shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurodollar Loans, Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Eurodollar Loans or Convert such Eurodollar Loans into Base Rate Loans in accordance with the terms of this Credit Agreement. The Administrative Agent or the Required Lenders, as the case may be, will withdraw such determination pursuant to this Section promptly as circumstances allow.

3.8.          ILLEGALITY.

Notwithstanding any other provision of this Credit Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain, or fund Eurodollar Loans hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender’s obligation to make or Continue Eurodollar Loans and to Convert Base Rate Loans into Eurodollar Loans shall be suspended until such time as such Lender may again make, maintain, and fund Eurodollar Loans (in which case the provisions of Section 3.10 shall be applicable). Each Lender will designate a different Applicable Lending Office if such designation will permit such Lender to continue to make, maintain, or fund Eurodollar Loans hereunder and will not, in the judgment of such Lender, be otherwise materially disadvantageous to it.

3.9.          REQUIREMENTS OF LAW.

(a) If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency:

(i)            shall subject such Lender (or its Applicable Lending Office) to any tax, duty, or other charge with respect to any Eurodollar Loans or its obligation to make Eurodollar Loans, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Credit Agreement in respect of any Eurodollar Loans (other than Taxes and taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office);

(ii)          shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than the Eurodollar Reserve Requirement utilized in the determination of the Adjusted Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including the Commitment of such Lender hereunder; or

(iii)         shall impose on such Lender (or its Applicable Lending Office) or the London interbank market any other condition affecting this Credit Agreement or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase, by an amount deemed by such Lender (or its Applicable Lending Office) to be material, the cost to such Lender (or its Applicable Lending Office) of making, Converting into, Continuing, or maintaining any Eurodollar Loans or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Credit Agreement with respect to any Eurodollar Loans, then the Borrower shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction. If any Lender requests compensation by the Borrower under this Section 3.9, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or Continue Eurodollar Loans, or to Convert Base Rate Loans into Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.10 shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested. Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 3.9 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise materially disadvantageous to it. Any Lender claiming compensation under this Section 3.9 shall furnish to the Borrower and the Administrative Agent a statement setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of demonstrable error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(b) The Borrower shall not be required to compensate a Lender pursuant to this Section 3.9 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the change of law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided that, if the change of law giving rise to such increased costs or reductions is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.10.        TREATMENT OF AFFECTED LOANS.

If the obligation of any Lender to make any Eurodollar Loan or to Continue, or to Convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 3.7, 3.8 or 3.9 hereof, such Lender’s Eurodollar Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans (or, in the case of a Conversion required by Section 3.8, on such earlier date as required by law as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.7, 3.8 or 3.9 hereof that gave rise to such Conversion no longer exist:

(a) to the extent that such Lender’s Eurodollar Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Loans shall be applied instead to its Base Rate Loans; and

(b) all Loans that would otherwise be made or Continued by such Lender as Eurodollar Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into Eurodollar Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.7, 3.8 or 3.9 hereof that gave rise to the Conversion of such Lender’s Eurodollar Loans pursuant to this Section 3.10 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

3.11.        TAXES.

(a) Except as otherwise provided herein, any and all payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any other Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, EXCLUDING, in the case of each Lender and the Administrative Agent, taxes imposed on it as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced this Credit Agreement or any other Credit Document) (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “TAXES”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Credit Agreement or any other Credit Document to any Lender or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions of Taxes (including deductions applicable to additional sums payable under this Section 3.11) such Lender or the Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 10.1, the original or a certified copy of a receipt evidencing payment thereof. Notwithstanding the foregoing, no additional sums shall be payable pursuant to this Section 3.11(a) with respect to Taxes (A) that are attributable to such Lender’s failure to comply with Section 3.11(d), or (B) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Credit Agreement or (C) unless imposed as a result of a change in treaty, law or regulation.

(b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Credit Agreement or any other Credit Document or from the execution or delivery of, or otherwise with respect to, this Credit Agreement or any other Credit Document (hereinafter referred to as “OTHER TAXES”).

(c) The Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.11) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

(d) Each Lender that is not a United States person under Section 7701(a)(30) of the Code, on or prior to the date of its execution and delivery of this Credit Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Administrative Agent with (i) Internal

Revenue Service Form W-8 BEN or W-8 ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces to zero the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Credit Agreement is effectively connected with the conduct of a trade or business in the United States and/or (ii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Code), certifying that such Lender is entitled to an exemption from tax on payments pursuant to this Credit Agreement or any of the other Credit Documents. In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered form to the Borrower (or any other form adopted by the United States taxing authorities for such purposes). Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(e) For any period with respect to which a Lender has failed to provide the Borrower and the Administrative Agent with the appropriate form pursuant to Section 3.11(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 3.11(a) or 3.11(b) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(f) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.11, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise materially disadvantageous to such Lender.

(g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 3.11 shall survive the repayment of the Loans and other obligations under the Credit Documents and the termination of the Term Commitments hereunder.

(h) If the Administrative Agent or any Lender receives a refund with respect to Taxes paid by the Borrower, which in the good faith judgment of such Lender is allocable to such payment, the Administrative Agent or Lender, respectively shall promptly pay such refund, together with any other amounts paid by the Borrower in connection with such refunded Taxes, to the Borrower, net of all out-of-pocket expenses of such Lender incurred in obtaining such refund, provided, however, that the Borrower agrees to promptly return such refund to the Administrative Agent or the applicable Lender, as the case may be, if it receives notice from the Administrative Agent or applicable Lender that such Administrative Agent or Lender is required to repay such refund. This section shall not be construed to require any Lender or the

Administrative Agent to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

3.12.        COMPENSATION.

Upon the request of any Lender, the Borrower shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost, or expense (excluding loss of anticipated profits) incurred by it as a result of:

(a) any payment, prepayment, or Conversion of a Eurodollar Loan for any reason (other than in connection with any assignment by any Lender pursuant to Section 10.3(b), but including acceleration of the Loans pursuant to Section 8.2) on a date other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Section 4 to be satisfied) to borrow, Convert, Continue, or prepay a Eurodollar Loan on the date for such borrowing, Conversion, Continuation, or prepayment specified in the relevant Notice of Borrowing, prepayment, Continuation, or Conversion under this Credit Agreement.

With respect to Eurodollar Loans, such indemnification may include an amount equal to the excess, if any, of (a) the amount of interest (other than the Applicable Percentage) which would have accrued on the amount so prepaid, or not so borrowed, Converted or Continued, for the period from the date of such prepayment or of such failure to borrow, Convert or Continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, Convert or Continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the Applicable Percentage included therein, if any) over (b) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. Any Lender claiming compensation under this Section 3.12 shall furnish to the Borrower and the Administrative Agent a statement setting forth in reasonable detail the calculation of the amounts to be paid to it hereunder. The covenants of the Borrower set forth in this Section 3.12 shall survive the repayment of the Loans and other obligations under the Credit Documents and the termination of the Commitments hereunder; provided, however, the Borrower shall not be required to compensate a Lender pursuant to this Section 3.12 for any such loss, cost or expense incurred more than 180 days prior to the date that such Lender notifies the Borrower of the incurrence of such loss, cost or expense.

3.13.        PRO RATA TREATMENT.

Except to the extent otherwise provided herein:

(a) LOANS. Each Loan, each payment or (subject to the terms of Section 3.3) prepayment of principal of any Loan, each payment of interest on the Loans and each Conversion or extension of any Loan shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans and Participation Interests in Loans of the applicable type.

(b) ADVANCES. No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make its ratable share of a borrowing hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any requested borrowing that such Lender does not intend to make available to the Administrative Agent its ratable share of such borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such borrowing, and the Administrative Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Rate.

3.14.        SHARING OF PAYMENTS.

The Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Loan or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a Participation Interest in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a Participation Interest theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a Participation Interest may, to the fullest extent permitted by law and in a manner not inconsistent with this Credit Agreement, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such Participation Interest as fully as if such

Lender were a holder of such Loan or other obligation in the amount of such Participation Interest. Except as otherwise expressly provided in this Credit Agreement, if any Lender shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender to the Administrative Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to, for the first two days, the Federal Funds Rate, and thereafter, the Adjusted Base Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.14 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.14 to share in the benefits of any recovery on such secured claim.

3.15.        PAYMENTS, COMPUTATIONS, ETC.

GENERALLY. Except as otherwise specifically provided herein, all payments hereunder shall be made to the Administrative Agent in Dollars in immediately available funds, without setoff, deduction, counterclaim or withholding of any kind, at the Administrative Agent’s office specified in Schedule 2.1(a) not later than 2:00 P.M. (New York City time) on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Administrative Agent the Loans, Fees, interest or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent shall distribute such payment to the Lenders in such manner as the Administrative Agent may determine to be appropriate in respect of obligations owing by the Borrower hereunder, subject to the terms of Sections 3.3 and 3.13(a)). The Administrative Agent will distribute such payments to such Lenders, if any such payment is received prior to 2:00 P.M. (New York City time) on a Business Day in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent will distribute such payment to such Lenders on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days, except with respect to computation of interest on Base Rate Loans which shall be calculated based on a year of 365 or 366 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

3.16.        EVIDENCE OF DEBT.

(a) Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Credit Agreement. Each

Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

(b) The Administrative Agent shall maintain the Register pursuant to Section 10.3(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from or for the account of the Borrower and each Lender’s share thereof. The Administrative Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

(c) The entries made in the accounts, Register and subaccounts maintained pursuant to clause (b) of this Section 3.16 (and, if consistent with the entries of the Administrative Agent, clause (a)) shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Borrower Obligations owing to such Lender.

3.17.        REPLACEMENT OF AFFECTED LENDERS.

If (i) the Borrower is required to make any payments to any Lender under Section 3.6, Section 3.8, Section 3.9 or Section 3.11 in excess of the proportionate amount (based on the respective Commitments and/or Loans of the Lenders) of corresponding payments required to be made to the other Lenders or (ii) in the event of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination which requires the consent of all Lenders or all affected Lenders and for which approval of such Lenders holding more than a majority in interest has already been obtained, the Borrower shall have the right to replace such Lender (the “REPLACED LENDER”) with one or more other Eligible Assignee or Eligible Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “REPLACEMENT LENDER”), provided that (a) except in the case of clause (ii) above, no Event of Default then exists, (b) at the time of any replacement pursuant to this Section 3.17, the Replaced Lender and Replacement Lender shall enter into an Assignment and Acceptance pursuant to which the Replacement Lender shall acquire all or a portion, as the case may be, of the Commitments and outstanding Loans of the Replaced Lender and (c) all obligations of the Borrower owing to the Replaced Lender relating to the Loans so replaced (including, without limitation, such increased costs and excluding those specifically described in clause (b) above in respect of which the assignment purchase price has been, or is concurrently being paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the appropriate Assignment and Acceptance, the payment of amounts referred to in clauses (b) and (c) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder with respect to such replaced Loans, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Lender. Notwithstanding anything to the contrary contained above, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.7. The Replaced Lender shall be required to deliver for cancellation its applicable Notes, if any, to be cancelled on the date of replacement, or if any such Note is lost or unavailable, such other assurances or indemnification therefor as the Borrower may reasonably request.

SECTION IV

CONDITIONS

4.1.          CLOSING CONDITIONS.

The agreement of each Lender to make and continue extensions of credit hereunder shall be subject to satisfaction of the following conditions:

(a) EXECUTED CREDIT DOCUMENTS. Receipt by the Administrative Agent of duly executed copies of: (i) this Credit Agreement and (ii) all other Credit Documents requested by the Administrative Agent.

(b) CORPORATE DOCUMENTS. Receipt by the Administrative Agent of the following:

(i)              CHARTER DOCUMENTS. Copies of the articles or certificate of incorporation or other charter documents of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.

(ii)             BYLAWS. A copy of the bylaws of the Borrower certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.

(iii)            RESOLUTIONS. Copies of resolutions of the board of directors of the Borrower approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of the Borrower to be true and correct and in force and effect as of the Closing Date.

(iv)            GOOD STANDING. Copies of (A) certificates of good standing, existence or its equivalent of the Borrower certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation and each other jurisdiction in which the failure to so qualify and be in good standing could have a Material Adverse Effect and (B) to the extent available, a certificate indicating payment of all corporate or comparable franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

(v)             INCUMBENCY. An incumbency certificate of the Borrower certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

(c) OPINION OF COUNSEL. The Administrative Agent shall have received, dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent, a legal opinion of Kirkland & Ellis LLP, counsel for the Borrower.

(d) CONSENT. Receipt by the Administrative Agent of evidence that all material governmental, shareholder and third party consents and approvals necessary in connection with the Transaction have been obtained.

(e) SOLVENCY. Receipt by the Administrative Agent of a certificate executed by the secretary and treasurer of the Borrower as of the Closing Date, in the form of Exhibit 4.1(e) or any other form approved by the Administrative Agent, regarding the Solvency of the Borrower.

(f) OFFICER’S CERTIFICATES. The Administrative Agent shall have received a certificate or certificates executed by an Executive Officer of the Borrower as of the Closing Date, in the form of Exhibit 4.1(f) or any other form approved by the Administrative Agent, stating that, immediately after giving effect to the Transaction, (1) no Default or Event of Default exists and (2) all representations and warranties contained herein or in the other Credit Documents are true and correct in all material respects.

(g) FEES AND EXPENSES. Payment by the Borrower to the Lenders and the Administrative Agent of all fees and expenses relating to the Credit Facility which are due and payable on the Closing Date, including, without limitation, payment to the Administrative Agent of the Fees set forth in the Administrative Agent’s Fee Letter.

(h) The Borrower shall have delivered an appropriate Notice of Borrowing.

(i) (i) The representations and warranties set forth in Section 5 shall, subject to the limitations set forth therein, be true and correct in all material respects as of such date (except for those which expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and (ii) no Default or Event of Default shall exist and be continuing either prior to or after giving effect thereto.

SECTION V

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents to the Administrative Agent and each Lender that:

5.1.          FINANCIAL CONDITION.

(a) The audited consolidated balance sheets and income statements of the OpCo Consolidated Parties for the fiscal years ended on or about June 24, 2006, June 30, 2005 and June 30, 2004 (including the notes thereto) (i) have been audited by Deloitte & Touche LLP, (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (iii) present fairly (on the basis disclosed in the footnotes to such financial statements) in all material respects the consolidated financial condition, results of operations and cash flows of the OpCo Consolidated Parties as of such date and for such periods. The unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the OpCo Consolidated Parties for the first three fiscal quarters of the fiscal year ended June 30, 2007 (the “UNAUDITED FINANCIAL STATEMENTS”) (copies of which previously have been delivered to the Administrative Agent) (i) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except for the absence of footnotes and subject to year-end audit adjustments) and (ii) present fairly (on the basis disclosed in the footnotes to such financial statements) in all material respects the consolidated financial condition, results of operations and cash flows of the OpCo Consolidated Parties as of such date and for such periods.

(b) To the extent delivered, the financial statements delivered pursuant to Section 6.1(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 6.1(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) in all material respects the consolidated financial condition, results of operations and cash flows of the Consolidated Parties, or the OpCo Consolidated Parties, as applicable, as of such date and for such periods (except for, in the case of the financial statements described in Section 6.1(b), the absence of footnotes and subject to year-end audit adjustments).

5.2.          NO MATERIAL CHANGE.

Since June 24, 2006, there has been no development or event relating to or affecting a Consolidated Party which has had or could reasonably be expected to have a Material Adverse Effect.

5.3.          ORGANIZATION AND GOOD STANDING.

Each of the Consolidated Parties (a) is duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate or other necessary power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not have a Material Adverse Effect.

5.4.    POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS.

The Borrower has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform the Credit Documents and to obtain extensions of credit hereunder and has taken all necessary corporate or other necessary action to authorize the borrowings and other extensions of credit on the terms and conditions of this Credit Agreement and to authorize the execution, delivery and performance of the Credit Documents. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of the Borrower in connection with the borrowings or other extensions of credit hereunder, with the execution, delivery, performance, validity or enforceability of the Credit Documents or with the consummation of the Transaction, except for consents, authorizations, filings, notices or other acts which have been obtained as and when required or the failure to make or obtain could not reasonably be expected to have a Material Adverse Effect. This Credit Agreement has been, and each other Credit Document will be, duly executed and delivered on behalf of the Borrower. This Credit Agreement constitutes, and each other Credit Document when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and by an implied covenant of good faith and fair dealing.

5.5.    NO CONFLICTS.

Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by the Borrower will (a) violate or conflict with any provision of its articles or certificate of incorporation or bylaws or other organizational or governing documents of the Borrower, (b) violate, contravene or materially conflict with any material Requirement of Law or any other material law, regulation (including, without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could reasonably be expected to have a Material Adverse Effect, or (d) result in or require the creation of any Lien upon or with respect to its properties.

5.6.    NO DEFAULT.

No Consolidated Party is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default could reasonably be expected to have a Material Adverse Effect.

5.7.    OWNERSHIP.

Each Consolidated Party is the owner of, and has good and marketable title to, all of its respective assets (including Intellectual Property) owned by it necessary for the conduct of its business, except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and none of such assets or Intellectual Property is subject to any Lien other than Permitted Liens.

5.8.    INDEBTEDNESS.

Except as otherwise permitted under Section 7.1, the Consolidated Parties have no Indebtedness.

5.9.    LITIGATION.

Except as disclosed in Schedule 5.9, there does not exist any pending or, to the knowledge of any Consolidated Party, threatened action, suit or legal, equitable, arbitration or administrative proceeding against any Consolidated Party which could reasonably be expected to have a Material Adverse Effect.

5.10.    TAXES.

Each Consolidated Party has filed, or caused to be filed, all material tax returns (Federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP, or (iii) the failure of which to pay could reasonably be expected to result in a Material Adverse Effect. The Borrower is not aware as of the Closing Date of any material proposed tax assessments against it or any other Consolidated Party.

5.11.    COMPLIANCE WITH LAW.

Each Consolidated Party is in compliance with all Requirements of Law applicable to it, or to its properties, unless such failure to comply could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the preceding sentence, (i) the Consolidated Parties have produced and distributed and are producing and distributing food products that are in compliance with the Food Security Act, FFDCA and all other applicable federal and state laws governing the production of food, and all applicable regulations and administrative interpretations promulgated under any such laws except for any violations or failures which could not reasonably be expected to have a Material Adverse Effect and (ii) none of the Consolidated Parties has violated or failed to comply with PACA or similar laws or regulations applicable to it, except for any violation or failure which could not reasonably be expected to have a Material Adverse Effect.

5.12.    ERISA.

Except as disclosed and described in Schedule 5.12 attached hereto or except as could not reasonably be expected to result in a Material Adverse Effect:

(a)           During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the knowledge of the Executive Officers of the Borrower, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable Federal or state laws; and no Lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan (other than a Permitted Lien).

(b)           The actuarial present value of all “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with Financial Accounting Standards Board Statement 87, utilizing the actuarial assumptions used in such Plan’s most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan by such amount as could reasonably be expected to have a Material Adverse Effect.

(c)           Neither any Consolidated Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the knowledge of the Executive Officers of the Consolidated Parties, reasonably expected to be in reorganization, insolvent, or terminated.

(d)           No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject any Consolidated Party or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any Person against any such liability.

(e)           Neither any Consolidated Party nor any ERISA Affiliate has any material liability with respect to “expected post-retirement benefit obligations” within the meaning of the Financial Accounting Standards Board Statement 106. Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with the requirements of such sections.

(f)            Neither the execution and delivery of this Credit Agreement nor the consummation of the financing transactions contemplated hereunder will involve any transaction which is subject to the prohibitions of Sections 404, 406 or 407 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Code. The representation by the Borrower in the preceding sentence is made in reliance upon and subject to the accuracy of the Lenders’ representation in Section 10.15 with respect to their source of funds.

5.13.    CORPORATE STRUCTURE; CAPITAL STOCK, ETC.

The corporate capital and ownership structure of the Consolidated Parties as of the Closing Date is as described in Schedule 5.13A. Set forth on Schedule 5.13B is a complete and accurate list as of the Closing Date with respect to the Borrower and each of its direct and indirect Subsidiaries of (i) jurisdiction of incorporation, (ii) number of shares of each class of Capital Stock outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Consolidated Parties and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto as of the Closing Date. As of the Closing Date, the outstanding Capital Stock of all such Persons is validly issued, fully paid and (to the extent such concept is applicable) non-assessable and is owned by the Consolidated Parties, directly or indirectly, in the manner set forth on Schedule 5.13B, free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents). Other than as set forth in Schedule 5.13B, as of the Closing Date neither the Borrower nor any of its Subsidiaries has outstanding any securities convertible into or exchangeable for its Capital Stock nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its Capital Stock.

5.14.    GOVERNMENTAL REGULATIONS, ETC.

(a)           None of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act, the Securities Exchange Act or any of Regulations U and X. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement, in conformity with the requirements of FR Form U-1 referred to in Regulation U, that no part of the proceeds of the Loans will be used, directly or indirectly, for the purpose of “buying” or “carrying” any “margin stock” within the meaning of Regulations U and X, or for the purpose of purchasing or carrying or trading in any securities.

(b)           None of the Consolidated Parties is (i) required to be registered as an “investment company”, or a company “controlled” by “investment company”, within the meaning of the Investment Company Act of 1940, as amended or (ii) subject to regulation under any other Federal or state statute or regulation which limits its ability to incur Indebtedness.

5.15.    PURPOSE OF LOANS.

The proceeds of the Loans hereunder shall be used solely by the Borrower to effect the Distribution and to pay fees and expenses related to the Transaction.

5.16.    ENVIRONMENTAL MATTERS.

Except as could not reasonably be expected to result in a Material Adverse Effect:

(a)           Each of the Real Properties and all operations at the Real Properties are in compliance with all applicable Environmental Laws, there is no violation of any Environmental Law with respect to the Real Properties or the Businesses, and there are no conditions relating to the Real Properties or the Businesses that could give rise to liability under any applicable Environmental Laws.

(b)           None of the Real Properties contains, or has previously contained, any Materials of Environmental Concern at, on or under the Real Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c)           No Consolidated Party has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Real Properties or the Businesses, nor does any Executive Officer of any Consolidated Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)           Materials of Environmental Concern have not been transported or disposed of from the Real Properties, or generated, treated, stored or disposed of at, on or under any of the Real Properties or any other location, in each case by or on behalf of any Consolidated Party in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

(e)           No judicial proceeding or governmental or administrative action is pending or, to the best knowledge of the Executive Officers of any Consolidated Party, threatened, under any Environmental Law to which any Consolidated Party is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Consolidated Parties, the Real Properties or the Businesses.

(f)            There has been no release, or threat of release, of Materials of Environmental Concern at or from the Real Properties, or arising from or related to the operations (including, without limitation, disposal) of any Consolidated Party in connection with the Real Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws.

5.17.    INTELLECTUAL PROPERTY.

Each Consolidated Party owns, or has the legal right to use, all trademarks, service marks, trade names, trade dress, patents, copyrights, technology, know how and processes (the “INTELLECTUAL PROPERTY”) necessary for each of them to conduct its business as currently conducted except for those the failure to own or have such legal right to use could not reasonably be expected to have a Material Adverse Effect.

5.18.    SOLVENCY.

The Borrower is Solvent.

5.19.    INVESTMENTS.

All Investments of each Consolidated Party are Permitted Investments.

5.20.    DISCLOSURE.

Neither this Credit Agreement nor any financial statements (other than projections, budgets and other estimates or information of a general economic nature) delivered to the Lenders nor any other document, certificate or statement furnished to the Lenders by or on behalf of any Consolidated Party in connection with the transactions contemplated hereby, when taken as a whole, contains as of the applicable delivery date any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not materially misleading in light of the circumstances under which such statements were made.

5.21.    BROKERS’ FEES.

No Consolidated Party has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents other than the Administrative Agent’s Fee Letter.

5.22.    LABOR MATTERS.

Except as set forth on Schedule 5.22, there are no collective bargaining agreements or Multiemployer Plans covering the employees of a Consolidated Party as of the Closing Date. None of the Consolidated Parties has suffered any strikes, walkouts, work stoppages or other material labor difficulty during the five years prior to the Closing Date except, with respect to any of the foregoing, which could reasonably be expected to have a Material Adverse Effect.

5.23.    SENIORITY.

The Borrower Obligations constitute “Senior Debt” under, when executed, any instrument governing Subordinated Debt.

SECTION VI

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that until such time as the Credit Agreement has been terminated in accordance with the terms of Section 10.13:

6.1.    INFORMATION COVENANTS.

The Borrower will furnish, or cause to be furnished, to the Administrative Agent:

(a)           ANNUAL FINANCIAL STATEMENTS. As soon as available, and in any event within 105 days after the close of each fiscal year of the Borrower, a consolidated balance sheet of each of (a) the Consolidated Parties and (b) the OpCo Consolidated Parties as of the end of such fiscal year, together with related consolidated statements of income and cash flows for such fiscal year, in each case setting forth in comparative form consolidated figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and the financial information described in clause (b) above to be audited by Deloitte and Touche LLP (or by any of PricewaterhouseCoopers LLP, Ernst and Young or KPMG) or any other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified as to the status of the OpCo Consolidated Parties, taken as a whole, as a going concern or any other material qualification or exception.

(b)           QUARTERLY FINANCIAL STATEMENTS. As soon as available, and in any event within 45 days (105 days in the case of the last fiscal quarter) after the close of each fiscal quarter of each fiscal year of the Consolidated Parties, a consolidated balance sheet of the Consolidated Parties as of the end of such fiscal quarter, together with related consolidated statements of income and cash flows for such fiscal quarter, in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of an Executive Officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Consolidated Parties and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of certain footnotes. No later than 15 days after the delivery of the reports referred to in this Section 6.1(b), the Borrower will use reasonable efforts to conduct a teleconference call with the Administrative Agent and the Lenders.

(c)           OFFICER’S CERTIFICATE. At the time of delivery of the financial statements provided for in Sections 6.1(a) and 6.1(b) above, a certificate of an Executive Officer of the Borrower substantially in the form of Exhibit 6.1(c), stating that no Default or Event of Default exists as of the end of the applicable fiscal period, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto.

(d)           ANNUAL BUSINESS PLAN AND BUDGETS. Within 45 days after the end of each fiscal year of the Borrower, an annual business plan and budget of the OpCo Consolidated Parties containing, among other things, projected financial statements for the next fiscal year.

(e)           COMPLIANCE WITH CERTAIN PROVISIONS OF THE CREDIT AGREEMENT. Within 105 days after the end of each fiscal year of the Borrower, a certificate containing information regarding the amount of all Asset Dispositions and Debt Issuances that were made during the prior fiscal year.

(f)            REPORTS. Promptly upon transmission or receipt thereof, (i) copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as any Consolidated Party shall send to its shareholders generally or to a holder of any Indebtedness owed by any Consolidated Party in its capacity as such a holder and (ii) upon the reasonable request of the Administrative Agent, all written reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

(g)           NOTICES. Upon any Executive Officer of the Borrower obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent immediately of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) the occurrence of any of the following with respect to any Consolidated Party (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against such Person which is reasonably likely to have a Material Adverse Effect, (B) the institution of any proceedings against such Person with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any Federal, state or local law, rule or regulation, including but not limited to, Environmental Laws, where such liability or the violation of which could reasonably be expected to have a Material Adverse Effect or (C) the receipt by any Consolidated Party of notice from any regulatory agency or authority having jurisdiction in the matter regarding a material investigation of any of such Person under PACA.

(h)           ERISA. Upon any Executive Officer of the Borrower obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent promptly (and in any event within thirty Business Days) of any of the following which could reasonably be expected to have a Material Adverse Effect: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which any Consolidated Party or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan as of the end of the applicable Plan year that could have a Material Adverse Effect, together with a description of any such event or condition or a copy of any such notice and a statement by an Executive Officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Borrower with respect thereto. Promptly upon request, the Borrower shall furnish the Administrative Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(i)            ENVIRONMENTAL. Upon the reasonable written request of the Administrative Agent following the occurrence of any event or the discovery of any condition which the Administrative Agent or the Required Lenders reasonably believe(s) has caused (or could cause) the representations and warranties set forth in Section 5.16 to be untrue, the Borrower will furnish or cause to be furnished to the Administrative Agent, at the Borrower’s expense, a report of an environmental assessment of reasonable scope, form and depth, (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to the subject matter of such possible breach. If the Borrower fails to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Administrative Agent may arrange for same, and the Consolidated Parties hereby grant to the Administrative Agent and their representatives reasonable access to the Real Properties to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment requested by the Administrative Agent pursuant to this provision will be payable by the Borrower on demand.

(j)            OTHER INFORMATION. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of any Consolidated Party as the Administrative Agent or the Required Lenders may reasonably request.

Each notice delivered under this Section shall be accompanied by a written statement of an Executive Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Documents required to be delivered pursuant to this Section 6.1 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or Intranet website, if any, to which the Administrative Agent has access (whether a commercial third-party website or a website sponsored by the Administrative Agent), provided that (A) the Borrower shall, at the request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission (including Adobe pdf copy)) of such documents to the Administrative Agent and (B) the Borrower shall notify (which notification may be by facsimile or electronic transmission (including Adobe pdf copy)) the Administrative Agent (and each Lender if there is, at the time, no incumbent Administrative Agent) of the posting of any such documents on any website. The Administrative Agent shall notify the Lenders of each notice delivered under this Section.

6.2.    PRESERVATION OF EXISTENCE AND FRANCHISES.

Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited by Section 7.4 or Section 7.5, the Borrower will, and will cause each of its Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.3.    BOOKS AND RECORDS.

The Borrower will, and will cause each of its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

6.4.    COMPLIANCE WITH LAW.

The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders, and all applicable restrictions (including PACA, the Food Security Act, the FFDCA, all other applicable federal and state laws governing the production of food, and all applicable regulations and administrative interpretations promulgated under any such laws) imposed by all Governmental Authorities, applicable to it and its Property to the extent that noncompliance with any such law, rule, regulation, order or restriction could reasonably be expected to have a Material Adverse Effect.

6.5.    PAYMENT OF TAXES AND OTHER CLAIMS.

The Borrower will, and will cause each of its Subsidiaries to, pay and discharge (a) all material taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent and (b) all material lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties (other than a Permitted Lien); provided, however, that no Consolidated Party shall be required to pay any such tax, assessment, charge, levy or claim which (i) is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment could give rise to an immediate right to foreclose on a Lien securing such amounts or (ii) could reasonably be expected to have a Material Adverse Effect.

6.6.          INSURANCE. The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with customary industry practice.

6.7.          MAINTENANCE OF PROPERTY.

The Borrower will, and will cause each of its Subsidiaries to, maintain and preserve its properties and equipment material to the conduct of its business in good repair, working order and condition, normal wear and tear and Involuntary Disposition excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may reasonably be needed or proper, to the extent and in the manner customary for companies in similar businesses and to the extent necessary in the reasonable business judgment of such Person.

6.8.          USE OF PROCEEDS.

The Borrower will use the proceeds of the Loans solely for the purposes set forth in Section 5.15.

6.9.          AUDITS/INSPECTIONS.

Upon reasonable notice and during normal business hours, the Borrower will, and will cause each of its Subsidiaries to, permit representatives appointed by the Administrative Agent, including, without limitation, independent accountants, agents and attorneys to visit and inspect its property, including its books and records to the extent allowed by applicable law and regulation, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of such Person; provided, however, that, unless an Event of Default shall exist, the Administrative Agent shall not exercise its rights under this sentence more often than two times during any calendar year and only one such time shall be at the Borrower’s expense. Notwithstanding the foregoing, no material protected by an attorney-client privilege shall be required to be disclosed pursuant to this Section 6.9; provided, however, that, in the event that the Borrower claims that any materials requested for review, investigation or discussion by the Administrative Agent or any of its representatives pursuant to this Section 6.9 is protected by an attorney-client privilege, then the Borrower shall (i) provide the Administrative Agent with a reasonably acceptable basis for the assertion of the privilege, (ii) remove or redact only those portions of the related materials deemed to be privileged and (iii) in good faith cooperate with the Administrative Agent to determine a method by which the information which the Administrative Agent deems necessary to review, investigate or discuss may be obtained by the Administrative Agent in an alternative manner which will not jeopardize any attorney-client privilege.

SECTION VII

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that until such time as the Credit Agreement has been terminated in accordance with the terms of Section 10.13:

7.1.          INDEBTEDNESS.

(a)   The Borrower will not permit any Consolidated Party to contract, create, incur, assume or permit to exist any Indebtedness; provided, however, that the Borrower and its Subsidiaries will be permitted to incur Indebtedness if, after giving effect thereto on a pro forma basis, as at the last day of any Test Period immediately preceding the date of incurrence of such Indebtedness, the Borrower would have a Consolidated Net Leverage Ratio of less than the ratio corresponding to the period in which such last day occurs, as set forth below:

Period	Consolidated Net Leverage Ratio

July 11, 2007 – December 27, 2008	6.50 to 1.00

December 28, 2008 – December 26, 2009	5.75 to 1.00

December 27, 2009 and thereafter	5.25 to 1.00

(b)   Notwithstanding the foregoing, nothing in Section 7.1(a) will prohibit any of the following:

(i)            Indebtedness arising under this Credit Agreement and the other Credit Documents;

(ii)           Indebtedness of the OpCo Consolidated Parties under (A) the OpCo Credit Facility and (B) Indebtedness of the Borrower and its Subsidiaries set forth in Schedule 7.1;

(iii)          obligations of any Consolidated Party in respect of Hedging Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity pricing risks and not for speculative purposes;

(iv)          Guaranty Obligations and intercompany Indebtedness permitted under Section 7.6 and Section 7.7;

(v)           Indebtedness representing deferred compensation to directors, former directors, employees or former employees of the Consolidated Parties;

(vi)          Unsecured Indebtedness consisting of promissory notes issued by the Consolidated Parties to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Capital Stock of the Consolidated Parties or the Parent, provided that the aggregate principal amount of such Indebtedness incurred in any fiscal year shall not exceed $5,000,000;

(vii)         Indebtedness evidenced by the GLK Note;

(viii)        Indebtedness incurred by any Consolidated Party in connection with Acquisitions or Permitted Asset Dispositions under agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of such Consolidated Party pursuant to such agreements;

(ix)           Indebtedness consisting of obligations of any Consolidated Party under incentive, non-compete, consulting, deferred compensation or other similar arrangements incurred by such Person in connection with the Transaction (as defined in the OpCo Credit Agreement) and Acquisitions;

(x)            Indebtedness incurred in connection with the financing of insurance premiums;

(xi)           Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(xii)          to the extent constituting Indebtedness, obligations incurred in respect of Liens permitted under Section 7.2(e);

(xiii)         Permitted Refinancing Indebtedness of any Consolidated Party in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, any Indebtedness that was incurred under Section 7.1(a) or Section 7.1(b)(ii)(B); and

(xiv)        other Indebtedness in the aggregate principal amount for all Consolidated Parties not to exceed $40,000,000 at any time outstanding.

7.2.          LIENS.

The Borrower will not permit any Consolidated Party to contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or hereafter acquired, except for:

(a)   Liens granted under the OpCo Credit Agreement Documents;

(b)   Liens existing as of the Closing Date and set forth on Schedule 7.2; provided that no such Lien shall at any time be extended to or cover any Property other than the Property subject thereto on the Closing Date;

(c)   Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet delinquent or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof) or not otherwise required to be paid under Section 6.5;

(d)   statutory and contractual Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens (i) secure only amounts not overdue by more than 30 days or (ii) if more than 30 days overdue, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof) or not otherwise required to be paid under Section 6.5;

(e)   Liens (other than Liens created or imposed under ERISA) incurred or deposits made by any Consolidated Party in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance, surety, appeal and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(f)    Liens in connection with attachments or judgments (including judgment or appeal bonds) provided that either (i) the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay or (ii) the judgments secured thereby do not constitute an Event of Default under Section 8.1(h);

(g)   easements, rights-of-way, covenants, restrictions (including zoning and building code restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

(h)   leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of any Consolidated Party;

(i)    any interest or title of a lessor, licensor, sublessor or sublicensor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases or licenses not prohibited by this Credit Agreement;

(j)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k)   Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.6;

(l)    normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(m)  Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(n)   Liens arising from operation of the statutory trust under PACA or similar laws, provided that such Liens do not secure past due account payable balances exceeding $10,000,000 in the aggregate at any one time outstanding, unless, in respect of any such account payables, (i) appropriate legal or administrative action has been commenced and is being diligently pursued or defended by the applicable Consolidated Party and (ii) the ability of the applicable vendor to enforce any such Lien provided under PACA or similar laws has been stayed or otherwise legally prohibited during the pendency of such action;

(o)   Liens on “farm products” (as defined in the Food Security Act) to the extent, in the case of any such Lien, that such Lien (i) was created by the Person (but not a Consolidated Party) which sold such Property to the applicable Consolidated Party and (ii) follows the Property by reason of the provisions of the Food Security Act notwithstanding the transfer of title to such Property to such Consolidated Party;

(p)   Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(q)   Liens in favor of sellers of Property attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with Acquisitions;

(r)    Liens arising from precautionary UCC financing statements regarding consignments;

(s)   Liens on insurance policies and the proceeds thereof to the extent securing the financing of the premium payment with respect thereto and to the extent such payment is not delinquent;

(t)    Liens encumbering customary initial deposits and margin deposits, and similar Liens and margin deposits, and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business;

(u)   Liens in favor of financial institutions securing reimbursement obligations in respect of documentary letters of credit or bankers’ acceptances; provided that such Liens attach only to the goods covered thereby and the proceeds thereof;

(v)   any interest of title of a purchaser under, and Liens arising from UCC financing statements relating to, any sale of accounts receivable in connection with the compromise thereof;

(w)  Liens consisting of an agreement to sell, transfer or dispose of Property pursuant to a Permitted Asset Disposition; and

(x) Liens securing Indebtedness incurred by any Subsidiary of the Borrower permitted to be incurred pursuant to Section 7.1.

7.3.          NATURE OF BUSINESS.

The Borrower will maintain its status as a holding company, will not conduct any material operations and will not permit any Consolidated Party to substantively alter the character or conduct of the business conducted by such Person as of the Closing Date, except for reasonable extensions thereof and businesses ancillary or complementary thereto.

7.4.          CONSOLIDATION, MERGER, DISSOLUTION, ETC.

(a) The Borrower will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Borrower is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Consolidated Parties taken as a whole, in one or more related transactions, to another Person, unless:

(i)            either (A) the Borrower is the surviving corporation or (B) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance or other disposition has been made is organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and

(ii)           the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of the Borrower Obligations pursuant to agreements reasonably satisfactory to the Administrative Agent;

(iii)          immediately after such transaction, no Default or Event of Default exists; and

(iv)          the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, would have either (A) a Consolidated Net Leverage Ratio of less than or equal to 5.00 to 1.00 or (B) a lower Consolidated Net Leverage Ratio than the Consolidated Net Leverage Ratio of the Borrower immediately prior to such transaction.

(b) Section 7.4(a) will not apply to:

(i)            a merger of the Borrower with an Affiliate solely for the purpose of reincorporating the Borrower in another jurisdiction; or

(ii)           any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Consolidated Parties.

7.5.          ASSET DISPOSITIONS.

The Borrower will not permit any Consolidated Party to make any Asset Disposition other than:

(a)     an Excluded Asset Disposition; or

(b)     any other Asset Disposition in which:

(i)              such Consolidated Party receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the board of directors of such Consolidated Party, of the Property subject to such Asset Disposition; and

(ii)             at least 75% of the consideration thereof received by such Consolidated Party is in the form of cash or Cash Equivalents or Additional Assets;

provided that the aggregate consideration received in respect of all Asset Sales pursuant to this clause (b) shall not exceed $150,000,000 million in the aggregate.

For the purposes of Section 7.5(b)(ii), the following are deemed to be cash or Cash Equivalents:

(A)                                   the assumption or discharge of liabilities of any Consolidated Party (other than obligations in respect of preferred stock of the Borrower) and the release of such Consolidated Party from all liability on such liabilities in connection with such Asset Disposition;

(B)                                     securities, notes or other obligations received by any Consolidated Party from the transferee that are converted by such Consolidated Party into cash within 180 days of the receipt of such securities, notes or obligations, to the extent of the cash received in that conversion; and

(C)                                     any Designated Noncash Consideration received by any Consolidated Party in such Asset Disposition having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Noncash Consideration received pursuant to this clause that is at that time outstanding, not to exceed the greater of (x) $25,000,000 and (y) an amount equal to 4.50% of the Consolidated Total Assets of the Consolidated Parties on the date on which such Designated Noncash Consideration is received (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value).

(c)     Within 365 days after the receipt of any Net Cash Proceeds from an Asset Disposition, the applicable Consolidated Party may, at its option, apply such Net Cash Proceeds; provided that such period shall be extended by 180 days if such Consolidated Party is committed to apply Net Cash Proceeds within the 365-day period as set forth below:

(i)            to repay Indebtedness and other obligations under the OpCo Credit Agreement and/or any other Indebtedness and other obligations of any Subsidiaries of the Borrower (other than Indebtedness or other obligations solely with an Affiliate) and, if such Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(ii)           to make Investments permitted pursuant to Section 7.6; or

(iii)          to make an Eligible Reinvestment.

Any Net Cash Proceeds from Asset Dispositions that are not applied or invested as provided in paragraph (c) of this Section 7.5 will constitute “EXCESS PROCEEDS.” When the aggregate amount of Excess Proceeds exceeds $10,000,000, within five days thereof, the Borrower will make an Asset Disposition Offer to all Lenders to prepay all Loans and any Indebtedness of the Borrower pari passu with the Loans with such Excess Proceeds. The offer price in any Asset Disposition Offer will be equal to the greater of (x) 100% of the principal amount of the Loans (including any PIK Interest previously added to such principal) and (y) the prepayment price set forth in Section 3.3(a), plus, in each case, accrued and unpaid interest (to the extent not previously added to principal on the Loans), if any, on the principal amount prepaid to the date of prepayment, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Disposition Offer, the Borrower may use those Excess Proceeds for any purpose not otherwise prohibited by this Agreement. If the aggregate principal amount of the Loans tendered into such Asset Disposition Offer exceeds the amount of Excess Proceeds, the Loans and any Indebtedness of the Borrower pari passu with the Loans shall be repaid on a pro rata basis. Upon completion of each Asset Disposition Offer, the amount of Excess Proceeds will be reset at zero.

7.6.          INVESTMENTS.

The Borrower will not permit any Consolidated Party to make any Investments, except for:

(a)   Investments consisting of cash and Cash Equivalents;

(b)   Investments consisting of accounts receivable created, acquired or made by any Consolidated Party in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(c)   Investments consisting of Capital Stock, obligations, securities or other property received by any Consolidated Party (i) in settlement of accounts receivable (created in the ordinary course of business) from bankrupt or insolvent obligors or disputes with customers and (ii) as partial consideration for a Permitted Asset Disposition;

(d)   Investments existing as of the Closing Date and set forth in Schedule 7.6;

(e)   Investments consisting of advances or loans to directors, officers, employees, agents, customers or suppliers that, when added to the Investments permitted by Section 7.6(l), do not exceed $5,000,000 in the aggregate at any one time outstanding;

(f)    Investments by Consolidated Parties in other Consolidated Parties;

(g)   any Eligible Reinvestment of the Net Cash Proceeds of any Asset Disposition as contemplated by Section 7.5(c)(iii);

(h)   Investments consisting of an Acquisition by any Consolidated Party, provided that the acquired entity becomes a Subsidiary of the Borrower;

(i)    Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(j)    to the extent constituting Investments, (i) Guaranty Obligations permitted by Section 7.1 (b)(iv), (ii) Permitted Liens and (iii) transactions permitted by Section 7.4;

(k)   Investments consisting of customary trade arrangements with customers in the ordinary course of business and consistent with past practices;

(l)    Investments by the Borrower consisting of obligations of directors and/or employees of any Consolidated Party in connection with such Person’s purchase of Capital Stock of the Parent that, when added to the Investments permitted by Section 7.6(e), do not exceed $5,000,000 in the aggregate at any one time outstanding;

(m)  Investments made by OpCo or its Consolidated Parties with the portion of excess cash flow not required to prepay the loans under the OpCo Credit Agreement;

(n)   to the extent constituting Investments, the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with Persons other than Consolidated Parties;

(o)   Investments made with the Net Cash Proceeds of Equity Issuances by the Parent or the Borrower;

(p)   Investments consisting of advances or loans to the Parent in lieu of, and not exceeding the aggregate amount of, Restricted Payments to the Parent permitted under Section 7.7;

(q)   other Investments not listed above (including, without limitation, Investments in Foreign Subsidiaries and Joint Ventures) in an aggregate net amount not to exceed $100,000,000 at any one time; and

(r)  to the extent constituting Investments, the transactions permitted by Section 7.9(j).

7.7.          RESTRICTED PAYMENTS

The Borrower will not permit any Consolidated Party to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except:

(a)   Restricted Payments to any other Consolidated Party;

(b)   to the extent constituting Restricted Payments, transactions permitted by Section 7.1(b)(v), (vi), (vii), (ix) or (xii), Section 7.4, Section 7.8 or Section 7.9;

(c)   Restricted Payments by any Consolidated Parties to the Parent for its proportionate share of the tax liability of the affiliated group of corporations that file consolidated federal income tax returns (or that file state or local income tax returns on a consolidated basis);

(d)   Restricted Payments made to satisfy required payments under Section 6.27 of the Unit Purchase Agreement;

(e)   scheduled payments by the Borrower of Subordinated Debt or Qualified Preferred Stock not in violation of the subordination provisions contained in the applicable Junior Financing Documentation;

(f)    Restricted Payments made to repurchase and redeem all or any portion of the GLK Note (or accreted amount plus accrued interest);

(g)   Restricted Payments by any Consolidated Party to the Parent not to exceed an amount necessary to permit the Parent to pay its interim expenses incurred in connection with any public offering of equity securities the net proceeds of which are specifically intended to be received by or contributed or loaned to the Borrower, which, unless such offering shall have been terminated by the board of directors of the Parent, shall be repaid to the Borrower promptly out of the proceeds of such offering;

(h)   Restricted Payments by any Consolidated Party to the Parent to pay for corporate, administrative and operating expenses (including, without limitation, insurance of the Parent) in the ordinary course of business in an amount not to exceed $1,000,000 per fiscal year;

(i)    Restricted Payments by the Borrower to the Parent to the extent necessary to enable the Parent to repurchase Capital Stock (or to make payments on any promissory note issued to repurchase such Capital Stock) from a former or current employee or director (and/or such employee’s or director’s estate, spouse and/or former spouse) of the Parent or any of its Subsidiaries in connection with the termination of such employee’s employment or resignation from the board of directors; provided that such Restricted Payments shall not exceed $2,000,000 in cash during any fiscal year plus (1) the unused amount available pursuant to this clause (i) for such Restricted Payments from any previous year and (2) the proceeds of any key-man life insurance maintained by and received by the Parent or any of its Subsidiaries;

(j)      repurchase of Capital Stock of the Parent deemed to occur upon the non-cash exercise of stock options and warrants;

(k)     Restricted Payments made with the Net Cash Proceeds of Equity Issuances of the Borrower;

(l)      refinancings by any OpCo Consolidated Party of the Subordinated Debt and Qualified Preferred Stock permitted by Section 7.1 and Section 7.8;

(m)    to the extent constituting Restricted Payments, the loans and payments permitted by clauses (i) and (j) of Section 7.9; and

(n)     Restricted Payments made on the Closing Date to consummate the Transaction.

7.8.          OTHER INDEBTEDNESS.

The Borrower will not (a) if any Default or Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, after the issuance thereof, amend or modify any of the terms of any Indebtedness of the Borrower which is subordinated in right of payment to any Borrower Obligations if such amendment or modification would add or change any terms in a manner adverse to the Borrower, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto (other than as a result of a default) in excess of 200 basis points, (b) after the issuance thereof, amend or modify any of the terms of any Junior Financing Documentation if such amendment or modification would (i) change the subordination provisions in a manner unfavorable to the Lenders, (ii) shorten the final maturity or average life to maturity thereof or require any payment to be made sooner than originally scheduled or (iii) not permit the Credit Facility or (c) make interest payments in respect of any Subordinated Debt or Qualified Preferred Stock in violation of the subordination provisions of the applicable Junior Financing Documentation. Notwithstanding the foregoing, the Borrower may repay or repurchase the GLK Note as permitted by Section 7.7(f).

7.9.          TRANSACTIONS WITH AFFILIATES.

The Borrower will not permit any Consolidated Party to enter into or permit to exist any transaction or series of transactions with any officer, director, Subsidiary or Affiliate of such Person other than:

(a)     advances of working capital to any Consolidated Party other than the Borrower;

(b)     transactions between Consolidated Parties;

(c)     transactions expressly permitted by Section 7.1, 7.4, 7.5, 7.6 or 7.7;

(d)     normal compensation, indemnification and reimbursement of expenses of officers, employees and directors;

(e)     the payment of fees and expenses in connection with the Transaction;

(f)      the payment of fees and reimbursement of expenses to the Equity Investors and any indemnities in connection with the Transaction;

(g)     the transactions set forth on Schedule 7.9;

(h)     Equity Issuances to Affiliates;

(i)      the payment by OpCo of up to $2,000,000 after the Closing Date and through June 30, 2007 to the extent required by the Purchase Related Agreements (the “PRO-FAC Payment”), provided that, after giving effect thereto, no Default or Event of Default then exists;

(j)      loans by OpCo to Pro-Fac of up to $2,000,000; provided that, after giving effect thereto, no Default or Event of Default then exists;

(k)     transactions as to which the board of directors of the Borrower shall have received a written opinion from an independent investment bank, appraisal firm or accounting firm of national standing to the effect that such transaction is fair, from a financial standpoint, to the Consolidated Parties or is not less favorable to the Consolidated Parties than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate;

(l)      transactions with a fair market value of less than $5,000,000;

(m)    the payment of fees and reimbursement of expenses to the Equity Investors and any indemnities as provided in the Management Agreement;

(n)     any transaction with a joint venture or similar entity which would violate this section solely because a Consolidated Party controls such joint venture or similar entity; and

(o)     except as otherwise specifically limited in this Credit Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

7.10.        LIMITATION ON RESTRICTED ACTIONS.

The Borrower will not permit any Consolidated Party to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Consolidated Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Consolidated Party, (c) make loans or advances to any Consolidated Party, or (d) sell, lease or transfer any of its Property (other than Capital Stock in Joint Ventures) to any Consolidated Party, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement or the other Credit

Documents, (ii) applicable law or regulation, (iii) any document or instrument governing Indebtedness permitted under Section 7.1, provided that either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Borrower, taken as a whole, as determined by the Board of Directors of the Borrower in good faith than the provisions contained in the Opco Credit Agreement Documents or (B) any encumbrance or restriction contained in such Indebtedness does not affect the Borrower’s ability to make payments of interest and scheduled payments of principal in respect of the Loans, in each case as and when due, as determined by the Board of Directors of the Borrower in good faith, (iv) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (v) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 7.5 pending the consummation of such sale, (vi) customary non-assignment provisions in contracts or (vii) agreements entered into by Foreign Subsidiaries.

7.11.        SALE LEASEBACKS.

The Borrower will not permit any Consolidated Party to enter into any Sale and Leaseback Transaction; provided, however, the Borrower and its Subsidiaries may enter into Sale and Leaseback Transactions so long as:

(a)     the Borrower could have (i) incurred Indebtedness in an amount equal to the Indebtedness attributable to such Sale and Leaseback Transaction under Section 7.1 and (ii) incurred a Lien to secure such Indebtedness pursuant to the provisions of Section 7.2;

(b)     the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the fair market value, as determined in good faith by the board of directors of the Borrower and set forth in an Officers’ Certificate delivered to the Administrative Agent, of the property that is the subject of that Sale and Leaseback Transaction; and

(c)     the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Borrower applies the proceeds of such transaction in compliance with Section 7.5.

SECTION VIII

EVENTS OF DEFAULT

8.1.          EVENTS OF DEFAULT.

An Event of Default shall exist upon the occurrence and during the continuance of any of the following specified events (each an “EVENT OF DEFAULT”):

(a) PAYMENT. The Borrower shall

(i)          default in the payment when due of any principal of any of the Loans, or

(ii)           default, and such default shall continue for three (3) or more Business Days, in the payment when due of any interest on the Loans or of any Fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or

(b) REPRESENTATIONS. Any representation, warranty or statement made or deemed to be made by the Borrower herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made; or

(c) COVENANTS. The Borrower shall

(i)            default in the due performance or observance of any term, covenant or agreement contained in Sections 6.2 (with respect to corporate existence) and 6.8; or

(ii)           default in the due performance or observance by it of any covenant contained in Section VII and such default shall continue unremedied for a period of at least 30 days after notice thereof by the Administrative Agent; or

(iii)          default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) or (ii) of this Section 8.1) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 60 days after notice thereof by the Administrative Agent; or

(d) OTHER CREDIT DOCUMENTS. Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary not prohibited by Section 7.4 or Section 7.5, any Credit Document shall fail to be in full force and effect (other than in accordance with its terms) or to give the Administrative Agent and/or the Lenders the material rights, powers and privileges purported to be created thereby, or the Borrower shall so state in writing; or

(e) BANKRUPTCY, ETC. Any Bankruptcy Event shall occur with respect to any Consolidated Party other than any non-Material Domestic Subsidiary; or

(f) DEFAULTS UNDER OTHER INDEBTEDNESS. With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) in excess of $10,000,000 in the aggregate principal amount for the Consolidated Parties taken as a whole, (A) either (1) default in any payment at final maturity shall occur and continue (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness (other than as a result of subordination provisions invoked by the Lenders), or (2) a default in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or exist, and as a result of which default or other event or condition the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause any such Indebtedness to become due prior to its final maturity; or

(g)     JUDGMENTS. One or more judgments or decrees shall be entered against one or more of the Consolidated Parties other than any non-Material Domestic Subsidiary involving a liability of $10,000,000 or more in the aggregate (to the extent not paid or covered by insurance or indemnity provided by a carrier or indemnitor who has not disclaimed coverage and has the ability to perform) and any such judgments or decrees shall not have been paid, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

(h)     ERISA. Any of the following events or conditions, if such event or condition could reasonably be expected to result in liability that would have a Material Adverse Effect: (i) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of any Consolidated Party or any ERISA Affiliate in favor of the PBGC or a Plan; (ii) an ERISA Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in (A) the termination of such Plan for purposes of Title IV of ERISA, or (B) any Consolidated Party or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject any Consolidated Party or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which any Consolidated Party or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or

(i)  SUBORDINATED FINANCINGS. (i) There shall occur and be continuing any “Event of Default” (or any comparable term) under, and as defined in, any Junior Financing Documentation, (ii) any of the Borrower Obligations for any reason shall cease to be “Designated Senior Debt” (or any comparable term) under, and as defined in, any Junior Financing Documentation or (iii) the subordination provisions set forth in any Junior Financing Documentation shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Debt or Qualified Preferred Stock (other than in accordance with their respective terms).

8.2. ACCELERATION; REMEDIES. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, upon the request and direction of the Required Lenders, shall, by written notice to the Borrower take any of the following actions:

(a)     TERMINATION OF COMMITMENTS. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b)     ACCELERATION. Declare the Borrower Obligations to be due and payable, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(c) ENFORCEMENT OF RIGHTS. Enforce any and all rights and interests created and existing under the Credit Documents including, without limitation, all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 8.1(e) shall occur with respect to the Borrower, then, without the giving of any notice or other action by the Administrative Agent or the Lenders, (i) the Commitments automatically shall terminate, (ii) all of the outstanding Borrower Obligations under clause (i) of the definition thereof automatically shall immediately become due and payable and (iii) the Borrower automatically shall be obligated (and hereby promises) to pay to the Administrative Agent additional cash, to be held by the Administrative Agent, for the benefit of the Lenders.

SECTION IX

AGENCY PROVISIONS

9.1.          APPOINTMENT, POWERS AND IMMUNITIES.

(a) Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent under this Credit Agreement and the other Credit Documents with such powers and discretion as are specifically delegated to the Administrative Agent by the terms of this Credit Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 9.5 and the first sentence of Section 9.6 hereof shall include its Affiliates and its own and its Affiliates’ officers, directors, employees, and agents): (i) shall not have any duties or responsibilities except those expressly set forth in this Credit Agreement and shall not be a trustee or fiduciary for any Lender; (ii) shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Credit Document or any certificate or other document referred to or provided for in, or received by any of them under, any Credit Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Credit Document, or any other document referred to or provided for therein or for any failure by the Borrower or any other Person to perform any of its obligations thereunder; (iii) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by the Borrower or the satisfaction of any condition or to inspect the Property (including the books and records) of the Borrower or any of its Subsidiaries or Affiliates; and (iv) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Credit Document, except to the extent that the taking of such action or omission is found by a final and nonappealable decision of a court of competent jurisdiction to constitute its own gross negligence, bad faith or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

9.2.          RELIANCE BY ADMINISTRATIVE AGENT.

The Administrative Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or telecopy) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for the Borrower or any Lender), independent accountants, and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until the Administrative Agent receives and accepts an Assignment and Acceptance executed in accordance with Section 10.3(b) hereof. As to any matters not expressly provided for by this Credit Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to any Credit Document or applicable law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

9.3.          DEFAULTS.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 9.2 hereof) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders (or such other Lenders as required by Section 10.6), provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

9.4.          RIGHTS AS A LENDER.

With respect to its Commitment and the Loans made by it, UBS AG, Stamford Branch (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. UBS AG, Stamford Branch (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with the Borrower or any of its Subsidiaries or Affiliates as if it were not acting as Administrative Agent, and UBS AG, Stamford Branch (and any successor acting as

Administrative Agent) and its Affiliates may accept fees and other consideration from the Borrower or any of its Subsidiaries or Affiliates for services in connection with this Credit Agreement or otherwise without having to account for the same to the Lenders.

9.5.          INDEMNIFICATION.

The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 10.5 hereof, but without limiting the obligations of the Borrower under such Section) ratably (in accordance with their respective outstanding Term Loans (and Participation Interests therein)) for, and hold the Administrative Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees), or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent (including by any Lender) in any way relating to or arising out of any Credit Document or the transactions contemplated thereby or any action taken or omitted by the Administrative Agent under any Credit Document; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence, bad faith or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs or expenses payable by the Borrower under Section 10.5, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. The agreements in this Section 9.5 shall survive the repayment of the Loans and other obligations under the Credit Documents and the termination of the Commitments hereunder.

9.6.          NON-RELIANCE ON ADMINISTRATIVE AGENT AND OTHER LENDERS.

Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its Subsidiaries and decision to enter into this Credit Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Credit Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of the Borrower or any of its Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or any of its Affiliates.

9.7.          SUCCESSOR ADMINISTRATIVE AGENT.

The Administrative Agent may resign at any time by giving 90 days prior notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right with the consent of the Borrower (not to be unreasonably withheld) to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30)

days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States having combined capital and surplus of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

SECTION X

MISCELLANEOUS

10.1.        NOTICES.

Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below, (c) the Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address, in the case of the Borrower and the Administrative Agent, set forth below, and, in the case of the Lenders, set forth on Schedule 2.1(a), or at such other address as such party may specify by written notice to the other parties hereto:

if to the Borrower:

BE Foods Investments, Inc.

c/o Birds Eye Foods, Inc.

90 Linden Oaks

Rochester, New York 14625

Attn: Earl L. Powers

Telephone: (585) 383-1850

Telecopy:   (585) 383-1606

with copies to:

Vestar Capital Partners

245 Park Avenue

41st Floor

New York, New York 10167

Attn: Managing Director and General Counsel

Telephone: (212) 351-1606

Telecopy: (212) 809-4922

and

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, NY 10022

Attn: Joshua N. Korff

Telephone: (212) 446-4800

Telecopy: (212) 446-4900

if to the Administrative Agent:

UBS AG, Stamford Branch

677 Washington Boulevard

Stamford, Connecticut 06901

Attention: Brian Costa

Telephone: (203) 719-8788

Telecopy: (203) 719-3180

Email: brian.costa@ubs.com

Notices and other communications to any Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.2.        RIGHT OF SET-OFF; ADJUSTMENTS.

Upon the occurrence and during the continuance of any Event of Default under Section 8.1(a), each Lender (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, other than payroll or trust accounts) at any time held and other indebtedness at any time owing by such Lender (or any of its Affiliates) to or for the credit or the account of the Borrower against any and all of the obligations of such Person then due and owing under this Credit Agreement or under any other Credit Document, irrespective of whether such Lender shall have made any demand hereunder or thereunder. Each Lender agrees promptly to notify in writing the Borrower after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 10.2 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

10.3.        BENEFIT OF AGREEMENT.

(a)     The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     (i)   Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)        the Borrower, provided that no consent of the Borrower shall be required (i) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) during the Syndication Period and (iii) during an Event of Default under Section 8.1(a); and

(B)         the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan to an assignee that is a Lender, Affiliate of a Lender or an Approved Fund immediately prior to giving effect to such assignment.

(ii)          Assignments shall be subject to the following additional conditions:

(A)        except in the case of an assignment to a Lender, Affiliate of a Lender, an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s and its Affiliates’ or Approved Funds’ Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 in the case of Term Loans unless each of the Borrower and the Administrative Agent otherwise consent, provided that Approved Funds shall be aggregated for purposes of determining compliance with such minimum assignment amount;

(B)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance;

(D)         in the case of an assignment by a Lender to a CLO managed by such Lender or an Affiliate of such Lender, unless such assignment shall have been approved by the Borrower (the Borrower agreeing that such an approval, if requested, will not be unreasonably withheld or delayed), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Acceptance between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 10.6(a) that affects such CLO; and

(E)         the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)         Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.9, 3.11, 3.12 and 10.5 for matters arising while such person was a Lender). If the assignee is not a United States person under Section 7701(a)(30) of the Code, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of Taxes. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)            The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “REGISTER”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(v)             Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower and the Administrative Agent, sell participations to one or more banks or other entities (a “PARTICIPANT”) in all or a portion of such Lender’s rights and obligations under this Credit Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Credit Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Consolidated Parties, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Credit Documents and to approve any amendment, modification or waiver of any provision of the Credit Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.6(a) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.11 and 3.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.2 as though it were a Lender, provided such Participant agrees to be subject to Section 3.14 as though it were a Lender.

(i)            A Participant shall not be entitled to receive any greater payment under Sections 3.9, 3.11 and 3.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.11(d) as though it were a Lender.

(d)   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (i) to secure obligations of such Lender to a Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto, (ii) in the case of any Lender which has made Term Loans and is an investment fund, to its creditors or the trustee under the indenture to which such fund is a party in support of its obligations to such creditors or trustee for the benefit of the applicable trust beneficiaries and (iii) to appropriate entities within the Farm Credit System, as collateral security.

(e)   Any Lender may furnish any information concerning the Consolidated Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 10.14 hereof.

10.4.        NO WAIVER; REMEDIES CUMULATIVE.

No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Administrative Agent or any Lender and the Borrower shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

10.5.        EXPENSES; INDEMNIFICATION.

(a) The Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the syndication, preparation, execution, delivery, administration, modification, and amendment of this Credit Agreement, the other Credit Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under the Credit Documents. The Borrower further agrees to pay on demand all reasonable costs and expenses of the Administrative Agent and one counsel to all of the Lenders, if any, in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Credit Documents and the other documents to be delivered hereunder, except to the extent such claim, damage, loss, liability, cost, or expense results from the gross negligence, bad faith, willful misconduct of the Person seeking reimbursement or a breach by such Person of its obligations hereunder.

The Borrower agrees to indemnify and hold harmless the Administrative Agent and each Lender and each of their Affiliates and their respective officers, directors, trustees, employees and agents (each, an “INDEMNIFIED PARTY”) from and against any and all obligations, penalties, actions, judgments, suits claims, damages, actual losses, liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys’ fees of the Administrative Agent and, except as provided below, one counsel to all of the Lenders and excluding taxes) that may be incurred by or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Credit Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans, except to the extent such claim, damage, loss, liability, cost, or expense results from the gross negligence, bad faith or willful misconduct of such Indemnified Party (or any of its Affiliates or any their respective officers, directors, trustees, employees or agents) or from a breach by such Indemnified Party (or any of its Affiliates or any their respective officers, directors, trustees, employees or agents) of its obligations hereunder. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.5 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. No party hereto shall assert any claim against any other party hereto, any of their Affiliates, or any of their respective directors, trustees, officers, employees, attorneys, agents, and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Credit Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans. The Borrower shall be entitled to assume the defense of any action for which indemnification is sought by an Indemnified Party hereunder with counsel of the Borrower’s choice at its expense (in which case the Borrower shall not thereafter be responsible for the fees and expenses of any separate counsel retained by an Indemnified Person except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to each Indemnified Party. Notwithstanding the election by the Borrower to assume the defense of any such action, each Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action, and the Borrower shall bear the reasonable fees, costs, and expenses of such separate counsel, if (i) the use of counsel chosen by the Borrower to represent such Indemnified Party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the Borrower and such Indemnified Party and such Indemnified Party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Borrower (in which case the Borrower shall not have the right to assume the defense or such action on behalf of such Indemnified Party); (iii) the Borrower shall not have employed counsel reasonably satisfactory to such Indemnified Party to represent it within a reasonable time after notice of the institution of such action; or (iv) the Borrower shall authorize such Indemnified Party to employ separate counsel at the Borrower’s expense.

(b) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 10.5 shall survive the repayment of the Loans and other Borrower Obligations and the termination of the Commitments hereunder.

10.6.        AMENDMENTS, WAIVERS AND CONSENTS.

Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, the Borrower and the Required Lenders, provided, however, that:

(a) without the consent of each Lender directly affected thereby, neither this Credit Agreement nor any other Credit Document may be amended, changed, waived, discharged or terminated so as to

(i)            extend any Commitment or the final maturity of any Loan or of any reimbursement obligation, or any portion thereof,

(ii)           reduce the rate or extend the time of payment of interest on any Loan or of any reimbursement obligation, or any portion thereof or of any Fees,

(iii)          reduce or waive the principal amount of any Loan or of any reimbursement obligation, or any portion thereof,

(iv)          increase the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.1 or of any Default or Event of Default or mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender),

(v)           except as the result of or in connection with a dissolution, merger or disposition of a Consolidated Party not prohibited by Section 7.4 or Section 7.5, release the Borrower from its or their obligations under the Credit Documents,

(vi)          amend, modify or waive any provision of this Section 10.6 or Section 3.13(a),

(vii)         reduce any percentage specified in the definition of Required Lenders, or

(viii)        consent to the assignment or transfer by the Borrower of any of its rights and obligations under (or in respect of) the Credit Documents except as permitted hereby or thereby;

(b)      without the consent of Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the outstanding Term Loans (and Participation Interests therein), Section 3.3(b)(iii) may not be amended, changed, waived, discharged or terminated so as to extend the time for or change the amount or the manner of application of proceeds of any mandatory prepayment required by Section 3.3(b)(i) or (ii) hereof;

(c)       without the consent of the Administrative Agent, no provision of Section 9 may be amended, changed, waived, discharged or terminated; and

(d)      without the consent of Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the outstanding Term Loans (and Participation Interests therein), amend this Section 10.6 to impose any greater restriction on the ability of any Lender to assign any of its rights and obligations hereunder.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders shall determine whether or not to allow the Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding the foregoing, this Credit Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Credit Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Credit Agreement and the other Credit Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Credit Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“REFINANCED TERM LOANS”) with a replacement term loan tranche hereunder (“REPLACEMENT TERM LOANS”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the weighted average life to maturity of such

Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (c) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Refinanced Term Loans in effect immediately prior to such refinancing.

Notwithstanding the foregoing, at any time on or prior to the date that is 120 days after the Closing Date, this Credit Agreement and any other Credit Document may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order to cure ambiguities or defects of a technical or immaterial nature in this Credit Agreement or the applicable Credit Document; provided that (i) the Administrative Agent will notify the Lenders of such changes and (ii) such changes shall not be adverse to any Lender in any material respect.

10.7.        COUNTERPARTS.

This Credit Agreement may be executed in any number of counterparts, each of which when so executed shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Credit Agreement shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.

10.8.        HEADINGS.

The headings of the sections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

10.9.        SURVIVAL.

All indemnities set forth herein, including, without limitation, in Section 3.11, 3.12, 9.5 or 10.5 shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the repayment of the Loans and other obligations under the Credit Documents and the termination of the Commitments hereunder, and all representations and warranties made by the Borrower herein shall survive until this Credit Agreement shall be terminated in accordance with the terms of Section 10.13(b).

10.10.      GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE.

(a) THIS CREDIT AGREEMENT AND, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in the courts of the State of

New York in New York County, or of the United States for the Southern District of New York, and, by execution and delivery of this Credit Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 10.1, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Borrower in any other jurisdiction.

(b)     The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)     TO THE EXTENT PERMITTED BY LAW, EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.11.      SEVERABILITY.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

10.12.      ENTIRETY.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

10.13.      BINDING EFFECT; TERMINATION.

(a) This Credit Agreement shall become effective at such time on or after the Closing Date when it shall have been executed by the Borrower and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns.

(b) The term of this Credit Agreement shall be until the Borrower Obligations under clause (i) of such definition (other than contingent indemnity obligations) are Fully Satisfied.

10.14.      CONFIDENTIALITY.

The Administrative Agent and each Lender (each, a “LENDING PARTY”) agrees to keep confidential any information furnished or made available to it by or on behalf of the Borrower pursuant to this Credit Agreement; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, trustee, employee, agent, or advisor of any Lending Party or Affiliate of any Lending Party, provided in each case that such Person is informed of the confidential nature of such information, (b) to any other Person if reasonably incidental to the administration of the Credit Facility, provided in each case that such Person is informed of the confidential nature of such information, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lending Party, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party or other Person bound by this Section 10.14 prohibited by this Credit Agreement, (g) in connection with any litigation to which such Lending Party or any of its Affiliates may be a party, provided that such Lending Party will, to the extent practical, use reasonable efforts to notify the Borrower prior to such disclosure, (h) to the extent necessary in connection with the exercise of any remedy under this Credit Agreement or any other Credit Document, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (j) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty (i) has been approved in writing by the Borrower and (ii) agrees in a writing enforceable by the Borrower to be bound by the provisions of this Section 10.14) and (k) subject to provisions substantially similar to those contained in this Section 10.14, to any pledgee referred to in Section 10.3(d) or any actual or proposed participant or assignee.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Credit Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Credit Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

10.15.      SOURCE OF FUNDS.

Each of the Lenders hereby represents and warrants to the Borrower that at least one of the following statements is an accurate representation as to the source of funds to be used by such Lender in connection with the financing hereunder:

(a)     no part of such funds constitutes assets allocated by such Lender to any separate account maintained by such Lender in which any employee benefit plan (or its related trust) has any interest;

(b)     to the extent that any part of such funds constitutes assets allocated to any separate account maintained by such Lender, such Lender has disclosed to the Borrower the name of each employee benefit plan whose assets in such account exceed 10% of the total assets of such account as of the date of such purchase (and, for purposes of this clause (b), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

(c)     to the extent that any part of such funds constitutes assets of an insurance company’s general account, such insurance company has complied with all of the requirements of the regulations issued under Section 401(c)(1)(A) of ERISA; or

(d)     such funds constitute assets of one or more specific benefit plans which such Lender has identified in writing to the Borrower.

As used in this Section 10.15, the terms “employee benefit plan” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

10.16.      REGULATION D.

Each of the Lenders hereby represents and warrants to the Borrower that it is a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) which makes or acquires or loans in the ordinary course of business and that it will make or acquire Loans for its own account in the ordinary course of business.

10.17.      CONFLICT.

To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Credit Document, on the other hand, this Credit Agreement shall control.

10.18.      USA PATRIOT ACT

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act.

[Signature Pages to Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BE FOODS INVESTMENTS, INC. as Borrower

By:	/s/ Earl L. Powers
Name:	Earl L. Powers
Title:	Secretary

BE Foods Investments, Inc. - Credit Agreement

UBS AG, STAMFORD BRANCH, as Administrative Agent

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director Banking Products Services, US

By:	/s/ David B. Julie
Name:	David B. Julie
Title:	Associate Director Banking Products Services, US

BE Foods Investments, Inc. - Credit Agreement

UBS SECURITIES LLC, as Sole Lead Arranger and Sole Book Running Manager

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director Banking Products Services, US

By:	/s/ David B. Julie
Name:	David B. Julie
Title:	Associate Director Banking Products Services, US

BE Foods Investments, Inc. - Credit Agreement

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director Banking Products Services, US

By:	/s/ David B. Julie
Name:	David B. Julie
Title:	Associate Director Banking Products Services, US

BE Foods Investments, Inc. - Credit Agreement